UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to 240.14a-12

Chemed Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2021

The Annual Meeting of Stockholders of Chemed Corporation will be held virtually via webcast on May 17, 2021, at 11:00 a.m. Eastern Time for the following purposes:

(1)	To elect directors;

(2)	To ratify the selection of independent accountants by the Audit Committee of the Board of Directors;

(3)	To hold an advisory vote to approve executive compensation;

(4)	To consider a stockholder proposal requesting a semi-annual report on (a) the Company’s policies on political spending and (b) political contributions made; and

(5)	To transact any other business properly brought before the meeting.

To attend the virtual Annual Meeting, stockholders must preregister online at register.proxypush.com/che. The above matters are described in the Proxy Statement accompanying this Notice.  You are urged, after reading the Proxy Statement, to vote your shares by proxy by either:  (a) completing, signing, dating and returning your proxy card in the postage-paid envelope provided, or (b) voting by telephone, or (c) voting via the Internet using the instructions on your proxy card.  Voting instructions are described in more detail in the Proxy Statement.

Your vote is extremely important.  If you have any questions or require any assistance with voting your shares, please contact the Board of Directors’ proxy solicitor:

Innisfree M&A Incorporated
Stockholders Toll-Free:  (877) 800-5194
Banks and Brokers:  (212) 750-5833

Stockholders of record at the close of business on March 24, 2021 are entitled to notice of, and to vote at, the Annual Meeting.

Brian C. Judkins
Secretary

April 9, 2021

REPORT OF THE COMPENSATION COMMITTEE	27

EXECUTIVE COMPENSATION
Summary Compensation	28
All Other Compensation Table	29
Grants of Plan-Based Awards	30
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	31
Employment Agreements	31
Annual Cash Incentives	32
Stock Incentive Plans	32
Outstanding Equity Awards at Fiscal Year End	34
Option Exercises and Stock Vested	35
Nonqualified Deferred Compensation	36
Excess Benefit Plan and Deferred Compensation Plan	36
Potential Payments Upon Termination or Change in Control	37
Executive Pay Ratio	43

TRANSACTIONS WITH RELATED PERSONS	43

SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners	44
Security Ownership of Executive Officers and Directors	45

DELINQUENT SECTION 16(A) REPORTS	46

CLAWBACK POLICY	46

ANTI-HEDGING POLICY	46

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	46
Recommendation	46

REPORT OF THE AUDIT COMMITTEE	47

PRINCIPAL ACCOUNTANT FEES AND SERVICES	48

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	48
Recommendation	49

PROPOSAL 4 – STOCKHOLDER PROPOSAL ON POLITICAL SPENDING	49
Recommendation	52

PROPOSALS FOR THE NEXT ANNUAL MEETING
Proposals to be Included in Our 2022 Proxy Statement	52
Stockholder Proposals Regarding Nominations or Other Business at the 2022 Annual Meeting	52

IMPORTANT NOTICE REGARDING AVAILABILITY OF
PROXY MATERIALS FOR ANNUAL MEETING	53

OTHER INFORMATION	53

Consideration of the 2020 Say On Pay Vote

Following our 2020 Annual Meeting of Stockholders, the Compensation Committee and the Board of Directors reviewed the results of the non-binding stockholder advisory vote on our executive compensation (“2020 Say On Pay Vote”).  Stockholders voted in favor of Say On Pay, with 95.76% positive votes, 4.02% negative votes, and .22% abstentions (results rounded to the nearest hundredth of a percent).  Given the strong vote in favor, the Company continued its ongoing communication with stockholders and maintained its executive compensation policies and practices, that include the following changes from earlier practices (abbreviated terms are defined within):

●
Replacement of the previous annual incentive program, which was based on a multiple of historical growth rates in Adjusted EPS applied to prior year actual payouts, with a target bonus plan based on achieving goals related to Adjusted EPS and Return on Assets;

●
Replacement of the previous long-term incentive plan with performance share units subject to performance-based vesting related to a cumulative three-year Adjusted EPS target and a three-year relative TSR performance metric;

●
A policy that stock incentive compensation is subject to a “double trigger” in the event of a change in control of the Company.  New incentives vest only upon employment termination without good cause or for good reason after a change in control; and

●
A clawback policy such that the Compensation Committee will review all performance-based compensation awarded to or earned by certain officers during the three-year period prior to any restatement of the Company’s financial results.  If the Compensation Committee determines such compensation would have been lower had it been calculated based on the restated financial statement, the Compensation Committee may seek to recover the excess amount.

●
Additionally, in 2018, the Board of Directors amended The Senior Executive Severance Policy and the Change in Control Plan to limit any gross-up payments payable under the plans to the then-existing participants in the plans.

Management maintains a policy of soliciting feedback in connection with the Say On Pay vote and changes to the executive compensation program from a number of its largest stockholders.

2020 Compensation

The Compensation Committee and the Board believe that our executive compensation program provides our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance.  We believe the shareholder approval in 2020 further validates our executive compensation program.  For 2020, about 77.4 percent of our President and Chief Executive Officer’s actual total direct compensation was performance-based, while the weighted average for the other named executive officers was about 73.6 percent.  “Performance-based” compensation includes non equity incentive awards, option awards, and performance share unit awards.

On a periodic basis, the Company’s executive compensation consultant provides the Compensation Committee with a review of executive compensation.  The most recent review included base salary, annual bonus, and long-term incentives for 12 individuals and the Chief Executive Officer.

2020 Performance

The following chart summarizes both Chemed’s Adjusted EPS and stock price performance since 2003.

Adj. EPS[1] and Stock Price[2] History

Chemed has delivered strong and consistent EPS to stockholders since 2003, 25.1% 17-year CAGR

Adj. Diluted EPS
Adj. Stock Price
$20.00
$19.00
$18.00
$17.00
$16.00
$15.00
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$550
$525
$500
$475
$450
$425
$400
$375
$350
$325
$300
$275
$250
$225
$200
$175
$150
$125
$100
$75
$50
$25
$0
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
Adj. Diluted EPS
Adj. Stk Price

(1) Adjusted Diluted EPS; See next page for reconciliation from GAAP reported results to adjusted (non-GAAP) results

(2) Adjusted for stock split

CHEMED CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003 THROUGH 2020 (IN THOUSANDS)

		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)	(13)
		2003	2005	2007	2009	2011	2013	2014	2015	2016	2017	2018	2019	2020
Reconciliation of Adjusted Net Income
(1)	Net income/(loss)	$(3,435)	$35,817	$61,641	$73,784	$85,979	$77,227	$99,317	$110,274	$108,743	$98,177	$205,544	$219,923	$319,466
	Add/(deduct):
(2)	Discontinued operations	14,623	411	(1,201)	253	-	-	-	-	-	-	-	-	-
(3)	(Gains)/losses on investments	(3,351)	-	-	-	-	-	-	-	-	-	-	-	-
(4)	Gain on sale of property	-	-	(724)	-	-	-	-	-	-	-	-	-	-
(5)	Impairment loss on transportation
	equipment	-	-	-	-	-	-	-	-	-	-	-	-	-
(6)	Severance charges	2,358	-	-	-	-	-	-	-	-	-	-	-	-
(7)	Dividend income from VITAS	(1,379)	-	-	-	-	-	-	-	-	-	-	-	-
(8)	Equity in earnings of VITAS	(922)	-	-	-	-	-	-	-	-	-	-	-	-
(9)	Long-term incentive compensation	-	3,434	4,427	3,134	1,880	822	1,625	4,752	1,221	3,243	5,307	6,440	7,895
(10)	Loss/(gain) on extinguishment of debt	-	2,523	8,778	-	-	294	-	-	-	-	-	-	-
(11)	Legal expenses of OIG investigation	-	397	141	363	737	1,333	1,328	3,072	3,248	3,207	-	-	-
(12)	Stock option expense	-	137	2,962	5,464	5,298	3,813	3,022	3,439	5,266	6,892	10,118	12,237	15,700
(13)	Lawsuit settlement	-	10,757	1,168	534	1,397	16,926	74	3	28	52,504	594	4,476	2,675
(14)	Prior-period tax adjustments	-	(1,961)	-	-	-	(1,782)	-	-	-	-	-	-	-
(15)	Debt registration expenses	-		-	-	-	-	-	-	-	-	-	-	-
(16)	VITAS transactions costs	-	(959)	-	-	-	-	-	-	-	-	-	-	-
(17)	Prior-period insurance adjustments	-	(1,014)	-	-	-	-	-	-	-	-	-	-	-
(18)	Non-cash interest on convertible debt	-	-	2,335	3,988	4,664	5,448	2,143	-	-	-	-	-	-
(19)	Income tax impact of non-taxable
	investments	-	-	46	(756)	-	-	-	-	-	-	-	-	-
(20)	Expenses associated with contested
	proxy solicitation	-	-	-	2,525	-	-	-	-	-	-	-	-	-
(21)	Acquisition Expenses	-	-	-	-	75	38	15	104	-	-	559	3,557	-
(22)	Costs to Shut down HVAC operations	-	-	-	-	-	-	-	-	-	-	-	-	-
(23)	Securities litigation	-	-	-	-	-	69	207	23	-	-	-	-	-
(24)	Severance arrangements	-	-	-	-	-	184	-	-	-	-	-	-	-
(25)	Early retirement expenses	-	-	-	-	-	-	-	-	2,840	-	-	-	-
(26)	Medicare cap sequestration adjustment	-	-	-	-	-	-	-	-	141	276	1,114	2,965	462
(27)	Other	-	-	(296)	-	-	-	-	-	-	-	-	406	-
(28)	Excess tax benefits on stock
	compensation	-	-	-	-	-	-	-	-	-	(18,932)	(22,862)	(24,177)	(26,089)
(29)	Impact of tax reform	-	-	-	-	-	-	-	-	-	(8,302)	-	-	-
(30)	Loss on sale of transportation equipment	-	-	-	-	-	-	-	-	-	3,314	-	1,733	-
(31)	Program closure expenses	-	-	-	-	-	-	-	-	-	675	-	-	-
(32)	Amortization of acquired and cancelled
	franchise agreements	-	-	-	-	-	-	-	-	-	-	-	2,913	6,914
(33)	Cares Act grant	-	-	-	-	-	-	-	-	-	-	-	-	(59,848)
(34)	Direct costs related to COVID-19	-	-	-	-	-	-	-	-	-	-	-	-	29,238
(35)	Adjusted net income	$7,894	$49,542	$79,277	$89,289	$100,030	$104,372	$107,731	$121,667	$121,487	$141,054	$200,374	$230,473	$296,413

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Chemed Corporation (the “Company” or “Chemed”) of proxies to be used at the Annual Meeting of Stockholders of the Company to be held virtually via webcast at 11:00 a.m. Eastern Time on May 17, 2021 (the “Annual Meeting”), and any adjournments or postponements thereof.  To attend the virtual Annual Meeting, stockholders must preregister at register.proxypush.com/che.  The Company’s mailing address is Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.  The approximate date on which this Proxy Statement and the enclosed proxy card are first being given or sent to stockholders is April 9, 2021.

The Board unanimously recommends that you vote FOR the election of each of the Board’s nominees named on the proxy card accompanying this Proxy Statement.  Please read “How to Vote” for more information on how to vote your proxy.

STOCKHOLDERS ENTITLED TO VOTE

Stockholders as recorded in the Company’s stock register on March 24, 2021, will be entitled to notice of and may vote at the virtual Annual Meeting or any adjournments or postponements thereof.  On such date, the Company had outstanding 15,975,034 shares of capital stock, par value $1 per share (“Capital Stock”), entitled to one vote per share.  The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for 10 days before the meeting at the Company’s office in Cincinnati.  Please understand that we are complying with COVID-19 rules and guidelines promulgated by the state of Ohio.  Stockholders examining the list will need to comply with our COVID-19 protocols for these rules, including that they do not have symptoms of COVID-19 or any recent exposure to it, and that they wear masks and adhere to social distancing requirements.  The list will also be available during the meeting for inspection by stockholders through request made via a link in the virtual meeting room.

QUORUM

The Company’s bylaws provide that at all meetings of stockholders, the holders of record, present in person or by proxy, of shares of Capital Stock having a majority of the voting power entitled to vote thereat, is necessary and sufficient to constitute a quorum for the transaction of business.  Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present.  Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Your vote is important – we urge you to vote by proxy even if you plan to attend the virtual Annual Meeting.

VOTE REQUIREMENTS

Proposal	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes	Recommended Vote
Election of Directors (Proposal 1)	Votes cast for exceed votes cast against	FOR, AGAINST or ABSTAIN	No effect, not treated as a “vote cast”	No	No effect, not treated as a “vote cast”	FOR
Ratification of Auditor Appointment (Proposal 2)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable	FOR
Non-Binding Advisory Vote on Executive Compensation (Say On Pay) (Proposal 3)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect – not entitled to vote	FOR
Stockholder Proposal Regarding Political Spending (Proposal 4)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect – not entitled to vote	AGAINST

HOW TO VOTE; SUBMITTING YOUR PROXY; REVOKING YOUR PROXY

You may vote your shares either by voting at the virtual Annual Meeting as further described below or by submitting a completed proxy.  By submitting a proxy, you are legally authorizing another person to vote your shares.  The enclosed proxy card designates Messrs. McNamara and Walsh to vote your shares in accordance with the voting instructions you indicate on your proxy card.

If you submit your executed proxy card designating Messrs. McNamara and Walsh as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by these individuals in accordance with the Board’s recommendations, which are described in this Proxy Statement.  In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement), then each of these individuals will have the authority to vote your shares on those other matters in accordance with his or her discretion and judgment.  The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

We urge you to vote by doing one of the following:

●
Vote by Mail:  You can vote your shares by mail by completing, signing, dating and returning your proxy card in the postage-paid envelope provided.  In order for your proxy to be validly submitted and for your shares to be voted in accordance with your instructions, we must receive your mailed proxy card by May 14, 2021.

●
Vote by Telephone:  You can also vote your shares by calling the number (toll-free in the United States and Canada) indicated on your proxy card at any time and following the recorded instructions.  If you submit your proxy by telephone, then you may submit your voting instructions up until 11:59 p.m. Central Time on May 16, 2021.  If you are a beneficial owner, or you hold your shares in “street name” as described below, please contact your bank, broker or other holder of record to determine whether you will be able to vote by telephone.

●
Vote via the Internet:  You can vote your shares via the Internet by going to the Web site address for Internet voting indicated on your proxy card and following the steps outlined on the secure Web site.  If you submit your proxy via the Internet, then you may submit your voting instructions up until 11:59 p.m. Central Time on May 16, 2021.  If you are a beneficial owner, or you hold your shares in “street name”, please contact your bank, broker or other holder of record to determine whether you will be able to vote via the Internet.

●
Vote at the Virtual Annual Meeting:  Stockholders, whether of record or beneficial, who have registered to attend the Annual Meeting may vote online while attending the meeting virtually and following the instructions there for stockholder voting.  In order to attend, you must preregister at register.proxypush.com/che, where you will be asked to provide your control number located on your proxy card, notice, or voting instruction card.  Upon completing your registration, you will receive further instructions via email including a unique link that will allow you access to the meeting and will permit you to submit questions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in the Company’s register of stockholders.  Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares.  Your nominee is required to vote your shares in accordance with your instructions.  If you do not give instructions to your nominee, your nominee will be entitled to vote your shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to “non-discretionary” items (your shares are treated as “broker non-votes”).

Your proxy is revocable.  If you are a stockholder of record, after you have submitted your proxy card, you may revoke it by mail by sending a written notice to be delivered before the Annual Meeting to the Company’s Secretary at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.  If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by May 14, 2021.  If you are a stockholder of record and you voted your proxy card by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which we must receive by 11:59 p.m. Central Time on May 16, 2021.  You also may revoke your proxy card by attending the virtual Annual Meeting and voting your shares.  Attending the virtual Annual Meeting without taking one of the actions above will not revoke your proxy.  If you are a beneficial owner, or you hold your shares in “street name” as described above, please contact your bank, broker or other holder of record for instructions on how to change or revoke your vote.

Your vote is very important to the Company.  If you do not plan to attend the virtual Annual Meeting, we encourage you to read this Proxy Statement and submit your completed proxy card prior to the virtual Annual Meeting in accordance with the above instructions so that your shares will be represented and voted in accordance with your instructions.  Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

As discussed above, due to the ongoing pandemic, and to support the health and well-being of our employees and our stockholders, the Annual Meeting will be held exclusively online, with no option to attend in person.  To attend, you will need to have preregistered for the meeting by visiting register.proxypush.com/che, where you will be asked to provide your control number located on your proxy card, notice, or voting instruction card to be provided a unique link and instructions that will allow you to attend, vote and ask questions during the virtual Annual Meeting.  We encourage stockholders to log into the virtual meeting early, beginning approximately 15 minutes before the scheduled start time.

Only stockholders who have preregistered will be allowed to ask questions.  Questions pertinent to meeting matters will be answered during the meeting as time allows.  If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

If you have questions or require any assistance with voting your shares, please contact the Board’s proxy solicitor, Innisfree M&A Incorporated:  stockholders toll-free (877) 800-5194; banks and brokers (212) 750-5833.

ELECTION OF DIRECTORS

In the election of directors, every stockholder has the right to vote each share of Capital Stock owned by such stockholder on the record date for as many persons as there are directors to be elected.  Ten directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified in accordance with our bylaws.  Cumulative voting is not permitted.  To be elected in an uncontested election, each director must receive the affirmative vote of the majority of the votes cast at the Annual Meeting.  The number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” his or her election.  Abstentions and broker non-votes shall not be counted as votes cast.

As required by the Company’s bylaws, each incumbent director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive the affirmative vote of the majority of the votes cast at the Annual Meeting and the Board of Directors accepts the resignation.  If an incumbent director is not re-elected, the Nominating Committee will consider the director’s resignation and recommend to the Board of Directors the action to be taken with respect to such resignation.  The Board of Directors will decide the action to be taken with respect to such resignation no later than 90 days following the certification of the voting results.  The Company will publicly disclose the Board of Directors’ decision within four business days, providing an explanation of the process by which the Board reached their decision and, if applicable, the reason for not accepting the director’s resignation.  Any director whose resignation is so evaluated and decided upon will not participate in the Nominating Committee’s recommendation or Board of Directors’ action regarding whether to accept the resignation offer.

NOMINEES

Unless otherwise indicated by your proxy card, if you return a validly completed and executed proxy card or vote your proxy card by telephone or via the Internet, your shares will be voted FOR the nominees named below.  The ten nominees named below are current directors standing for re-election who were elected at the Annual Meeting of Stockholders held on May 18, 2020.  As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named below will be unable or unwilling to serve.  Each nominee named below has consented to being named in this Proxy Statement and to serve if elected.

The following paragraphs provide information as of the date of this proxy statement about each nominee.  As discussed more fully in “Corporate Governance – Committees and Meetings of the Board – Nominating Committee” below, the Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  Candidates shall have substantial experience or shall have achieved a high level of distinction in their fields.  Certain individual qualifications and skills of our nominees that contribute to the Board’s effectiveness as a whole in performing its oversight responsibilities are described below.

Kevin J. McNamara Director since 1987 Age: 67
Mr. McNamara’s experience, qualifications, attributes and skills include serving as President and Chief Executive Officer of the Company.  He has held these positions since August 1994 and May 2001, respectively.  Previously, he served as Executive Vice President, Secretary and General Counsel from November 1993, August 1986 and August 1986, respectively, to August 1994.

Ron DeLyons Director since 2020 Age: 59
Mr. DeLyons’ experience, qualifications, attributes and skills include serving as a Managing Member and Chief Executive Officer of Creekwood Energy Partners, LLC (renewable energy).  He has held this position since 2004.  Prior to that, Mr. DeLyons was the co-founder and Chief Executive Officer of Greystone Investment Management.

Joel F. Gemunder Director since 1977 Age: 81
Mr. Gemunder’s experience, qualifications, attributes and skills include having served as President and Chief Executive Officer of Omnicare, Inc., Cincinnati, Ohio (healthcare products and services) (“Omnicare”).  Omnicare, a former Fortune 500 Company acquired by CVS Health Corporation in 2015, is a leading provider of pharmaceutical and related services for seniors serving residents of skilled nursing, assisted living, and other healthcare facilities across the United States.  He retired from these positions in August 2010, having served since May 1981 and May 2001, respectively.  Omnicare is a former equity investee of the Company that became a publicly-owned corporation in 1981 and has not been a Chemed affiliate since at least 1996.  He was a director of Omnicare until his August 2010 retirement and a director of Ultratech, Inc. until his decision not to run for re-election at the 2016 meeting.

Patrick P. Grace Director since 1996 Age: 65
Mr. Grace’s experience, qualifications, attributes and skills include serving in various executive positions at W.R. Grace & Co. from 1977 to 1995, most recently as President and CEO of Grace Logistics, Inc., an operating company with oversight responsibility for Grace’s $5.0 billion global supply chain.  He is currently President and CEO of Grace Institute Foundation.  From 1996 to 2017, he served as Chairman of the Grace Institute, New York, New York (workforce development for women).  He was the co-founder and managing Principal of Apollo Philanthropy Partners, L.L.C., New York, New York (philanthropic advisory services) from 2008 to 2012.  From 1996 to 2017 he served as President of MLP Capital, Inc., New York, New York, an investment holding company which managed several real estate and mining interests in the southeastern United States.  From 2008 to 2017 he served as Chairman of KickStart International, a global poverty alleviation organization.  He also served as a director of TONIX Pharmaceuticals, Inc., New York, New York (specialty pharmaceutical product development and commercialization) until he retired in 2019.  He earned a Master’s of Business Administration degree in finance from Columbia University.

Christopher J. Heaney Director since 2020 Age: 67
Mr. Heaney’s experience, qualifications, attributes and skills include previously serving as Vice President of Operations, and then President and Chief Executive Officer of Service America Systems, Inc. (home and service warranties), a former wholly-owned subsidiary of the Company (“Service America”).  The Company sold Service America to an investment group led by Mr. Heaney in 2005, and Mr. Heaney served as its President and Chief Executive Officer until 2009.  Prior to his roles with Service America, Mr. Heaney served as a Senior Vice President and Group Senior Vice President with Veratex Group (dental supplies), while a wholly-owned subsidiary of first Omnicare and then the Company.

Thomas C. Hutton Director since 1985 Age: 70
Mr. Hutton’s experience, qualifications, attributes and skills include serving as a Vice President of the Company.  He has held this position since February 1988.  Previously, Mr. Hutton, who has a J.D. and Master’s of Public Administration degree from Cornell University, practiced corporate law in New York concentrating in securities and regulatory law from 1977 to 1987.  He served as a director of Omnicare from May 1983 to May 2001.  Currently Mr. Hutton serves as a trustee on three private foundations including the Chemed Foundation.

Andrea R. Lindell Director since May 2008 Age: 77
Ms. Lindell’s experience, qualifications, attributes and skills include having served as Dean and a Professor of the College of Nursing at the University of Cincinnati.  She retired from these positions in January 2011 having held them since December 1990.  She is currently Professor Emeritus at the college.  Since January 2016 she has served as Dean, having held the title of Associate Dean from January 2013 to January 2016, previously holding the title of Interim Associate Dean from August 2011, at the School of Nursing, Walden University.  She is also Vice-Provost of Walden’s College of Health Sciences.  Walden offers online degrees as follows: BSN, MSN, DNP.  Ms. Lindell was also Associate Senior Vice President of the Medical Center at the University of Cincinnati from July 1998 until January 2011.  The College of Nursing’s programs include over 1,500 students, and offer the following degrees: BSN, MSN, Post MSN, and PhD.  From September 1994 to June 2002, she also held an additional position as Founder and Interim Dean of the College of Allied Health Sciences at the University of Cincinnati.  She was a director of Omnicare until May 2014.

Thomas P. Rice Director since May 2009 Age: 71
Mr. Rice’s experience, qualifications, attributes and skills include having served as  Chief Executive Officer of Andrx Corporation, Fort Lauderdale, Florida (specialty pharmaceuticals) (“Andrx”), from February 2004 to November 2006, when Andrx was sold to Watson Pharmaceuticals.  Following the sale, Mr. Rice returned as General Manager and Majority Partner of Columbia Investments LLC, Baltimore, Maryland, which invests in local emerging businesses in Baltimore and which Mr. Rice co-founded in January 1996.  He was also a Director of Par Pharmaceuticals, Woodcliff Lake, New Jersey (drug development, manufacture, and marketing) until November 2012.  From January 1999 to March 2003, he was President and Chief Executive Officer of Chesapeake Biological Laboratories, Inc., Solomons, Maryland (pharmaceuticals manufacturing) (“Chesapeake”).  Before co-founding Columbia Investments LLC, Mr. Rice served as Executive Vice President and Chief Operating Officer of Circa Pharmaceuticals, Inc., Copiague, New York (pharmaceuticals manufacturing) (“Circa”), from June 1993 to January 1996.  Mr. Rice was also the Chief Financial Officer of Circa from June 1993 to January 1995.  Prior to joining Circa, Mr. Rice spent seven years as an accountant with Deloitte & Touche LLP, an international accounting firm. He earned a Master’s degree in finance from Loyola University.  He was a director of Circa from June 1993 to January 1996, a director of Chesapeake from January 1997 to January 1999 and a director of Andrx from April 2003 to November 2006.

Donald E. Saunders Director from May 1981 to May 1982, May 1983 to May 1987 and since May 1998 Age: 76
Mr. Saunders’ experience, qualifications, attributes and skills include having served as a Professor at the Farmer School of Business, Miami University, Oxford, Ohio.  He held this position from August 2001 until his retirement in January 2015.  Miami University is a public university with a student population of 16,000.  He earned a doctorate in Economics, with a minor in Accounting, from Indiana University.  He has taken Masters level courses in financial reporting, financial valuation, and risk management.  Mr. Saunders retired as President of DuBois (a former wholly-owned subsidiary of the Company), then a division of Diversey, in October 2000, having held that position since November 1993.

George J. Walsh III Director since 1995 Age: 75
Mr. Walsh’s experience, qualifications, attributes and skills include serving as a partner with the law firm of Thompson Hine LLP, New York, New York.  He has held this position since May 2002.  Prior to this date, Mr. Walsh was a partner with the law firm of Gould & Wilkie LLP, New York, New York, and held this position since January 1979.  Gould & Wilkie merged with Thompson Hine on May 1, 2002.  Mr. Walsh was elected the Chairman of the Board of Directors in March 2009.

The Board unanimously recommends that you vote FOR the election of each of the above-named nominees.

CORPORATE GOVERNANCE

Director Compensation

The Company’s compensation program for directors who are not employees of the Company consists of annual cash fees and fully vested stock awards granted pursuant to the Chemed Corporation 2010 Stock Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “2010 Incentive Plan”), the Chemed Corporation 2015 Stock Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “2015 Incentive Plan”) and the Chemed Corporation 2018 Stock Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “2018 Incentive Plan”).  Directors who are not employees of the Company may also participate in the Chemed Corporation Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”), which is described below.  Directors who are employees of the Company do not receive cash compensation for their service as directors, and do not receive annual fully vested stock awards for such service.

The Board reviews and sets the cash compensation and fully vested stock awards for non-employee directors based on recommendation of the Compensation/Incentive Committee (the “Compensation Committee”).  In making its determination, the Board seeks input from the Compensation Committee’s independent compensation consultant, Compensation Strategies, Inc., as well as certain executive officers of the Company, and considers any such input, including as to the level of compensation necessary to attract and retain qualified directors, among the factors it reviews in setting the amount of compensation.  Director compensation is reviewed annually and from time to time the Board requests and receives input from Compensation Strategies, Inc., in light of current peer group constituency and market data.

Each member of the Board of Directors who is not an employee of the Company is paid an annual fee of $65,000, increased from $55,000 on May 18, 2020.  Directors also receive a fee of $3,000 for each Board meeting attended.  Non-employee directors also received annual fully vested stock awards in the amount of approximately $130,000, increased from $85,000 on May 18, 2020.  Mr. Walsh is paid an additional annual fee of $145,000 for his service as Chairman of the Board.  Each member of the Board’s Audit Committee (other than its chairman), Compensation Committee (other than its chairman) and Nominating Committee (other than its chairman) is paid an additional annual fee of $10,000, $7,000 and $7,000, respectively, for his or her service on that Committee.  The chair of the Audit Committee is paid $25,000 per year, the chair of the Compensation Committee is paid $15,000 per year and the chair of the Nominating Committee is paid $10,000.  A Committee member also is paid $1,000 for each Committee meeting attended unless the Committee meeting is on the same day as a meeting of the Board of Directors, in which case Committee members are paid $500 for attendance at the Committee meeting.  Messrs. McNamara and Hutton, who are employees of the Company, do not receive compensation for their service as directors.  Each member of the Board of Directors and of a Committee is additionally reimbursed for continuing education expenses and reasonable travel expenses incurred in connection with attendance at Board and Committee meetings.  No Compensation Committee member received any compensation from the Company other than as a director.

In May 2020, Messrs. DeLyons, Gemunder, Grace, Heaney, Rice, Saunders, and Walsh and Ms. Lindell each received approximately $130,000 in the form of a fully vested stock award of 279 shares of Capital Stock.

In addition, the Company maintains the Director Deferred Compensation Plan in which directors who are not employees of the Company or of a subsidiary of the Company participate.  Under such plan, which is not a tax-qualified plan, an account is established for each participant to whom amounts are credited quarterly at the rate of $6,000 per year.  These amounts are used to purchase shares of Capital Stock, and all dividends are reinvested in Capital Stock.  Each participant is entitled to receive the balance in his or her account within 90 days following the date he or she ceases to serve as a director.  In 2020, each of Messrs. DeLyons, Gemunder, Grace, Heaney, Rice, Saunders, and Walsh and Ms. Lindell received contributions of $6,000, in each case in his or her respective account in the Director Deferred Compensation Plan.

Directors may participate in the Company’s health insurance plans by paying rates offered to former employees under COBRA, and may use available space, on a non-exclusive basis, in the Company’s New York office.

In 2020, the Company provided the following compensation to directors and directors emeriti for their service to the Company:

DIRECTOR COMPENSATION - 2020 (a)

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)(b)	($)	($)
Ron DeLyons	58,073	136,134	-	194,207
Joel F. Gemunder	84,667	136,134	-	220,801
Patrick P. Grace	118,167	136,134	-	254,301
Christopher J.Heaney	55,710	136,134	-	191,844
Sandra E. Laney	20,500	136,134	-	156,634
Andrea R. Lindell	86,667	136,134	-	222,801
Thomas P. Rice	92,167	136,134	-	228,301
Donald E. Saunders	93,167	136,134	-	229,301
George J. Walsh III	248,667	136,134	-	384,801
Walter L. Krebs	32,833	-	-	32,833
Frank E. Wood	38,000	-	-	38,000

(a)	The Director Compensation Table excludes executive compensation figures for Messrs. McNamara and Hutton who are employees of the Company.

(b)	Amounts for each of Messrs. DeLyons, Gemunder, Grace, Heaney, Rice, Saunders, Walsh, Ms. Lindell and Ms. Laney include contributions of $6,000 of Capital Stock held in the Chemed Director Deferred Compensation Plan.

Directors Emeriti

The Board of Directors has a policy of conferring the honorary designation of Director Emeritus upon former directors who made valuable contributions to the Company and whose continued advice is believed to be of value to the Board of Directors.  The designation as Director Emeritus is customarily conferred by the Board on an annual basis but may be conferred at such other times and for such other periods as the Board may determine.  Each Director Emeritus is furnished with a copy of all agendas and other materials furnished to members of the Board of Directors generally, and is invited to attend all meetings of the Board; however, a Director Emeritus is not entitled to vote on any matters presented to the Board.  A Director Emeritus is paid an annual fee of $18,000 and $500 for each meeting attended.

Ms. Laney, who served as a director of the Company from 1986-2009, was initially designated a Director Emeritus in May 2009 and has been so designated in each subsequent May.  In 2020, the Company paid Ms. Laney $20,500 in cash fees, $6,000 in Capital Stock deposited to the Director Deferred Compensation Plan, and granted her approximately $130,000 in the form of a fully vested stock award of 279 shares of Capital Stock in her capacity as a Director Emeritus.

Majority Voting in Director Elections

The Company’s bylaws require a majority voting standard for uncontested elections of directors.  As described above under “Election of Directors,” each director must receive the affirmative vote of the majority of the votes cast to be elected in an uncontested election.  Each incumbent director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive the affirmative vote of the majority of the votes cast in an uncontested election and the Board of Directors accepts the resignation.  In contested elections, each director must receive a plurality of the votes cast.  An election is contested if (a) a stockholder has nominated any person(s) for election to the Board of Directors in compliance with our bylaws or otherwise in accordance with applicable law and (b) such nomination has not been withdrawn on or prior to the fourteenth day prior to the date the Company first mails its notice of meeting.

Committees and Meetings of the Board

The Company has the following Committees of the Board of Directors: Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee   The Audit Committee (a) is directly responsible for the appointment, compensation and oversight of a firm of independent registered accountants to audit the consolidated financial statements of the Company, (b) reviews and reports to the Board of Directors on the Company’s annual financial statements and the independent accountants’ report on such financial statements, (c) meets with the Company’s senior financial officers, internal auditors and independent accountants to review audit plans and work regarding the Company’s accounting, financial reporting and internal control systems and other non-audit services, and (d) confers quarterly with senior management, internal audit staff and the independent accountants to review quarterly financial results.  Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.  The Committee conducts an annual self-evaluation that is shared with the Board.  A copy of the Audit Committee Charter is available on the Company’s Web site at ir.chemed.com/corporate-governance/highlights.

Compensation Committee   The executive compensation program is administered by the Compensation Committee.  The Compensation Committee makes recommendations to the Board of Directors concerning (a) base salary and annual cash incentive compensation for executives of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs, (d) additional year-end contributions by the Company under the Chemed/Roto-Rooter Savings & Retirement Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Retirement Plan”), and (e) non-employee director compensation.  In addition, the Compensation Committee administers the 2010 Incentive Plan, the 2015 Incentive Plan, and the 2018 Incentive Plan (the “Stock Incentive Plans”), under which it reviews and approves the granting of stock, stock options and performance share units.  The Compensation Committee determines annually whether to retain or terminate any compensation advisor, after considering specific independence factors.  It is directly responsible for the appointment, compensation and oversight of such advisor.  Each member of the Compensation Committee is independent as defined under the listing standards of the New York Stock Exchange.  The Committee conducts an annual self-evaluation that is shared with the Board.  A copy of the Compensation Committee Charter, as revised in 2018, is available on the Company’s Web site at ir.chemed.com/corporate-governance/highlights.

Nominating Committee   The Nominating Committee (a) recommends to the Board of Directors the candidates for election to the Board at each Annual Meeting of Stockholders of the Company, (b) recommends to the Board of Directors candidates for election by the Board to fill vacancies on the Board, (c) considers candidates submitted to the Nominating Committee by directors, officers, employees, stockholders and others, and (d) performs such other functions as may be assigned by the Board.  The Nominating Committee Chair leads the annual Board evaluation and the self-evaluation of the Nominating Committee, which is shared with the Board.

Procedures Regarding Director Candidates   In identifying and evaluating nominees for director, the Nominating Committee considers candidates with a wide variety of academic backgrounds and professional and business experiences.  After reviewing the candidates’ backgrounds and qualifications, the Nominating Committee personally interviews those candidates it believes merit further consideration.  Once it has completed this process, the Nominating Committee makes its final recommendations to the Board.  Stockholders wishing to submit a candidate for election to the Board should submit the candidate’s name and a supporting statement to the Company’s Secretary at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.  The Nominating Committee has no formal policy with regard to the consideration of director candidates recommended by stockholders because it believes such recommendations are sufficiently rare that they may be effectively considered on a case-by-case basis.  The Nominating Committee considers diversity in identifying nominees.  It assesses the effectiveness of the Company’s diversity policy every year as part of the nomination process for the annual election of directors by the Company stockholders.  The Committee is committed to including, in the initial list of candidates from which new director nominees are chosen by the Board, candidates with a diversity of race, ethnicity and gender.  Having reviewed the collective background and experience of all nominees, the Board has concluded they provide significant diversity.  Its policy is to select the most appropriate candidates for election.  Board membership should reflect diversity in its broadest sense, including geography, gender, race, experience, professions, skills and backgrounds.  The Nominating Committee does not assign specific weights to particular criteria.  The background and qualifications of all directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that allow the Board to fulfill its responsibilities.  Each member of the Nominating Committee is independent as defined under the listing standards of the New York Stock Exchange.  A copy of the Nominating Committee Charter is available on the Company’s Web site at ir.chemed.com/corporate-governance/highlights.

The following table shows the current membership of each committee and the number of meetings held by each committee during 2020:

Director	Audit Committee	Compensation Committee	Nominating Committee
R. DeLyons J. F. Gemunder P. P. Grace* C. J. Heaney A. R. Lindell T. P. Rice* D. E. Saunders* G. J. Walsh III	x Chair x x	x x Chair	x Chair x
Number of Meetings	7	4**	1

*	Audit Committee Financial Expert as defined by Securities and Exchange Commission regulations.

**	Includes an action of written consent.

Board Meetings   The Board of Directors has five scheduled meetings a year, at which it reviews and discusses reports by management on the performance of the Company and its operating subsidiaries, its plans and properties, as well as immediate issues facing the Company.  The Board also meets during its meetings in executive session, without executives or management directors present.  Such sessions are presided over by the Chairman of the Board.

During 2020, there were five meetings of the Board of Directors and one meeting of the Executive Committee.  All directors attended greater than 80% of such meetings and his or her applicable Committee meetings.  While the Company does not have a formal policy with regard to Board members’ attendance at the Annual Meeting of Stockholders, all members of the Board are encouraged to attend.  All members of the Board attended last year’s Annual Meeting of Stockholders held virtually on May 18, 2020.

Director Independence   The Board and the Nominating Committee undertake an annual review of director and nominee independence.  They consider transactions and relationships between each director or nominee or any member of such director’s or nominee’s immediate family or any other person sharing such director’s or nominee’s home and the Company and its subsidiaries and affiliates, including those reported under the heading “Transactions With Related Persons” below.  The Board and the Nominating Committee also examine transactions and relationships between directors and nominees and their respective affiliates and members of the Company’s senior management and their affiliates.  The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director or nominee is independent under the New York Stock Exchange corporate governance listing standards.

As a result of its most recent review, the Board and the Nominating Committee affirmatively determined that, under the New York Stock Exchange listing standards, the following directors and nominees, constituting a majority of the individuals nominated for election as directors at the Annual Meeting, are independent of the Company and its management: Messrs. DeLyons, Gemunder, Grace, Heaney, Rice, Saunders, and Walsh and Ms. Lindell.

Risk Oversight   The Board receives periodic reports from management on matters involving risk exposures such as regulatory changes, material litigation, cybersecurity, and recommended policy revisions.

Management maintains a formal Enterprise Risk Management (“ERM”) program that monitors management’s actions in response to the key risks facing the Company.  The Audit Committee reviews various aspects of the ERM program periodically throughout the year.  It oversees our risk identification and mitigation process.  It reviews material financial risk exposures including regulatory matters, acquisitions, cybersecurity, economic conditions and interest rate exposures.  Members of our management, including our Chief Financial Officer, Chief Legal Officer, Vitas Compliance Officer, and our Director of Internal Audit, report to the Audit Committee regarding on-going risk management process activities.  The Audit Committee also reviews legal matters that may have a material impact on the Company’s financial statements.  These Audit Committee reviews are conducted on at least an annual basis, or more frequently if a significant risk exposure matter develops.

While the Board has responsibility for the Company’s risk oversight, management is responsible for day-to-day risk management processes.  We believe this division of responsibilities most effectively addresses the risks we face and that our Board leadership structure supports this approach.

Compensation Risk   Management has reviewed the compensation policies and practices for our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee oversees our risks related to compensation programs and philosophy.  It ensures our compensation programs do not encourage excessive risk taking.  Determining incentive awards based on a variety of performance metrics diversifies the risk associated with any one performance indicator.  The mix of fixed and variable, annual and long-term, and cash and equity compensation is also designed to encourage actions in the Company’s long-term best interests.  The Committee works periodically with our independent compensation consultant to ensure our executive compensation plans are appropriately balanced and incentivize management to act in the best interests of our stockholders.

As described in more detail below under “Compensation Discussion and Analysis”, long-term compensation programs for our named executive officers have been structured such that long-term compensation is linked to our long-term relative and absolute performance.  This model of linking long-term compensation to our performance applies not only to our named executive officers, but has also been applied to other senior corporate personnel.  We believe that our compensation plans reflect sound risk management practices and do not encourage excessive or inappropriate risk taking.

Compensation Committee Interlocks and Insider Participation   The Compensation Committee is currently comprised of Messrs. Walsh and Heaney and Ms. Lindell.  No member of the Compensation Committee has any direct or indirect material interest in or relationship with the Company, other than holdings of Capital Stock as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management” below and as related to his or her position as a director.  During 2020, no executive officer of the Company served on the compensation committee of any other entity where an executive officer of such entity also served on the Board of Directors, and no executive officer of the Company served on the board of directors of any other entity where an executive officer of such entity also served on the Compensation Committee.

Board Leadership Structure   The Board has separated the functions of Chief Executive Officer and Chairman of the Board.  Mr. Walsh currently serves as Chairman.  The Board believes this separation of function promotes independence and enhances corporate governance.

Related Person Policies and Procedures   The Audit Committee reviews all material transactions with related persons as identified by management.  In February 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the Company and related persons, who include directors, nominees, executive officers and any person known to be the beneficial owner of more than 5% of the Company’s voting securities (each, a “related person”), any immediate family member of a related person and any person sharing the household of a related person.  The policy also covers any firm, corporation or other entity in which any related person is employed or is a partner or principal, or in which such related person has a 5% or greater beneficial ownership interest.  Prior to entering into a transaction with a related person, notice must be given to the Secretary of the Company containing (a) the related person’s relationship to the Company and interest in the transaction, (b) the material facts of the transaction, (c) the benefits to the Company of the transaction, (d) the availability of any other sources of comparable products or services, and (e) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party.  If the Company’s Secretary and Chief Financial Officer determine that it is a related party transaction exceeding $100,000, the proposed transaction is submitted to the Audit Committee for its approval.  The policy also provides for the quarterly review of related person transactions which have not previously been approved or ratified and any other such transactions which come to the attention of the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Secretary.  If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval.  If the transaction is completed, it will be submitted to the Audit Committee to determine if ratification or rescission is appropriate.  This policy also covers charitable contributions or pledges by the Company to non-profit organizations identified with a related person.

Code of Ethics   The Board of Directors has adopted Corporate Governance Principles and Policies on Business Ethics, which, along with the charters of the Audit, Compensation and Nominating Committees, are available on the Company’s Web site under Corporate Governance — Governance Documents (www.chemed.com).  Printed copies may be obtained from the Company’s Secretary at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.

Stockholder Communications   Stockholders and others wishing to communicate with members of the Board should mail such communications to the Company’s Secretary at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.  The Secretary will forward these communications to the Board and, if applicable, to specified individual directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers.  The Company’s named executive officers for 2020 are Kevin J. McNamara, President and Chief Executive Officer; David P. Williams, Executive Vice President and Chief Financial Officer; Nicholas M. Westfall, Executive Vice President; Spencer S. Lee, Executive Vice President; and Michael D. Witzeman, Vice President and Controller.

Consideration of the 2020 Say On Pay Vote

Following our 2020 Annual Meeting of Stockholders, the Compensation Committee and the Board of Directors reviewed the results of the non-binding stockholder advisory vote on our executive compensation (“2020 Say On Pay Vote”).  Stockholders voted in favor of Say On Pay, with 95.76% positive votes, 4.02% negative votes and .22% abstentions (percentages rounded to nearest hundredth of a percent).  Based on the strong favorable vote and with input solicited from Company stockholders, the Compensation Committee and Board maintained its executive compensation policies and practices, that include the following changes from earlier practices (abbreviated terms are defined below):

●
Replacement of the previous annual incentive program, which was based on a multiple of historical growth rates in Adjusted EPS applied to prior year actual payouts, with a target bonus plan based on achieving goals related to Adjusted EPS and Return on Assets;

●
Replacement of the previous long-term incentive plan with performance share units subject to performance-based vesting related to a cumulative three-year Adjusted EPS target and a three-year relative TSR performance metric;

●
A policy that stock incentive compensation is subject to a “double trigger” in the event of a change in control of the Company.  New incentives vest only upon employment termination without good cause or for good reason after a change in control; and

●
A clawback policy such that the Compensation Committee will review all performance-based compensation awarded to, or earned by, certain officers during the three-year period prior to any restatement of the Company’s financial results.  If the Compensation Committee determines such compensation would have been lower had it been calculated based on the restated financial statement, the Compensation Committee may seek to recover the excess amount.

●
Additionally, in 2018, the Board of Directors amended The Senior Executive Severance Policy and the Change in Control Plan to limit any gross-up payments payable under the plans to the then-existing participants in the plans.

Overview of Compensation Program

The executive compensation program is administered by the Compensation Committee.  The membership of the Compensation Committee is comprised of three independent directors.  The Compensation Committee is responsible for the review, approval and recommendation to the Board of Directors of matters concerning (a) base salary and annual cash incentive compensation for executives of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs, and (d) additional year-end contributions by the Company under the Retirement Plan.  The recommendations of the Compensation Committee on such matters must be approved by the non-employee members of the Board of Directors.  The employee members of the Board of Directors are not present when compensation recommendations are presented to the Board of Directors and discussed, and such members do not vote on compensation issues.  The Compensation Committee also administers the Stock Incentive Plans.  Under authority granted it by those plans, it reviews and approves the granting of stock options and performance share units.  The Compensation Committee also annually determines whether to retain or terminate the services of independent compensation consultants to assist and advise it in administering the executive compensation program after considering certain independence factors.  Currently, Compensation Strategies, Inc., an independent compensation advisory firm, has been retained by, and reports directly and exclusively to, the Compensation Committee.  The scope of these consulting services is limited to (a) advising the Compensation Committee regarding executive compensation, (b) performing studies of general market and peer group compensation levels, and (c) advising the Board on director compensation, all upon request of the Compensation Committee.  Compensation Strategies, Inc. does no other work for the Company outside of providing these compensation advisory services.

How Compensation Decisions Are Made

Generally, in February of each year, certain senior executives of the Company, including the Chief Executive Officer, prepare recommendations for annual cash incentives to be made to Company employees, based on the performance of the Company and its subsidiaries during the past year.  The Compensation Committee traditionally granted stock option awards in November, to more fully reflect the Company’s financial and stock price performances during that year.  Beginning in 2019, the Compensation Committee began granting stock option awards on the day of the release of the Company’s third quarter earnings results.  The recommendations made by the Chief Executive Officer and other senior executives to the Compensation Committee, which include detailed memoranda and tally sheets, take into consideration historical compensation, including base salaries, annual incentive compensation and long-term equity awards, performance of the Company as a whole, both on an absolute basis and relative to its peer group, and performance of the individual business unit for which the employee is responsible, if applicable.  The Compensation Committee then meets to determine the long-term equity awards for each executive and to review and consider the recommendations prepared by the Company’s senior executives in order to determine the amount of incentives for each executive.  In finalizing their grants of stock option awards, the Compensation Committee considers the recommendation of the senior executives and the factors presented by them listed above, the compensation of the Company’s senior executives compared to its peer group and other industry data, the overall mix of compensation for senior executives (as a whole and individually), and the performance of the Company and its business units for the current year.  Because stock options are granted after a considerable amount of the year has elapsed and after base salary and performance share units have been granted, option grants may increase or decrease materially in order to help reflect management’s or any member of management’s performance during the year, in the context of the entire executive compensation program.  Additionally, the Black-Scholes valuation model used to value stock options granted is highly dependent on the Company’s stock price.  Significant variation in the stock price can lead to significant changes in the ascribed value of the grant date fair value of option awards.  The Compensation Committee makes compensation recommendations to the non-employee members of the Board of Directors regarding the compensation of the Chief Executive Officer without the input of any Company employees.  The Compensation Committee can modify any recommendations of the Company’s senior executives.

Base salaries of executives are periodically reviewed by the Compensation Committee and approved by the non-employee members of the Board of Directors.  As a component of the review and approval process, the Compensation Committee and the non-employee members of the Board consider the recommendations of the Chief Executive Officer and certain senior executives of the Company as to the base salaries of Company executives, other than the Chief Executive Officer.  The Chief Executive Officer’s base salary is reviewed and determined without the input of Company employees.  In determining recommended base salaries for the Company’s executives, as more fully discussed under “Base Salaries” below, the Compensation Committee also considers each executive’s then-current base salary and their individual performance.

The Compensation Committee directly grants compensation under the Stock Incentive Plans.

Role of Executive Officers

The Chief Executive Officer and certain other senior executives of the Company provide recommendations to the Compensation Committee concerning compensation of Company executives, other than the Chief Executive Officer.  Additionally, as part of its process, the Compensation Committee meets with the Chief Executive Officer to obtain input with respect to compensation decisions, including the performance of the Company’s senior executives other than the Chief Executive Officer.  In addition to meeting with the Chief Executive Officer, the Compensation Committee meets in executive session without any Company employees present.

Objectives of Compensation Program

The Company’s executive compensation program is intended to achieve the objectives of aligning executives’ interests with those of its stockholders by (i) rewarding the executives for long-term growth in the value of the Capital Stock and encouraging them to hold a significant amount of the Company’s equity; (ii) paying for performance through both cash and equity-based incentives that, in turn, provide greater rewards for stronger performance of the Company as a whole and the Company’s business units; (iii) paying competitively in order to attract and retain senior executives; and (iv) creating incentive to maximize the long-term growth of the Company’s business.  To achieve these objectives, the elements of executive compensation are designed to reward past performance and establish incentive for future growth.

Elements of Compensation

The elements of the Company’s executive compensation program are: base salary, annual cash incentive compensation and long-term incentive compensation in the forms of stock option awards, restricted share awards, performance share units, and certain perquisites.  Components of compensation that are available generally to all Company employees, including the Company’s named executive officers, are defined contribution plans and welfare benefit plans (including life insurance, health insurance, dental insurance and long-term disability benefits).  In addition, the Chemed Corporation Excess Benefit Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Excess Benefit Plan”), the Chemed Corporation Long Term Care Insurance Plan, the Chemed Corporation Supplemental Pension and Life Insurance Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Supplemental Pension Plan”), and the Roto-Rooter Deferred Compensation Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Deferred Compensation Plan”) are available as components of compensation to executives and other highly compensated individuals.  Base salary, annual cash incentive compensation and pension and welfare benefit plans are established by the non-employee members of the Board based on the levels that the Compensation Committee and such Board members determine are competitive and are intended to reward executives for current and past performance, while longer-term incentives, such as stock option awards and performance share unit awards are intended to create incentive for future growth.  The Company’s executive compensation program also offers perquisites commonly available to senior executives.

Executive Compensation Consultant

The Compensation Committee’s charter grants it sole authority regarding the appointment, compensation and oversight of the Company’s executive compensation consultant.  The Compensation Committee retained Compensation Strategies, Inc., after considering specific independence factors, as its consultant to assist the Compensation Committee with its responsibilities related to the Company’s compensation program for its executives and Board of Directors.  During 2013, Compensation Strategies, Inc. advised the Compensation Committee and assisted in the development of the Company’s revised management compensation program.  The consultant was instrumental in (i) establishing a new peer group against which to benchmark executive compensation, (ii) developing annual incentive compensation target goals and target bonus percentages by executive, (iii) setting Adjusted EPS and Return on Assets payout percentages by performance level, (iv) establishing  three-year goals for Adjusted EPS CAGR and relative TSR performance share units, and (v) implementing the Company’s clawback provision and “double trigger” regarding incentives in the event of a change in control of the Company.  On a periodic basis, the Company’s executive compensation consultant provides the Compensation Committee with a review of executive compensation.  The most recent review, in 2019, included base salary, annual bonus, and long-term incentives for 12 individuals and the Chief Executive Officer.

The Compensation Committee assessed the independence factors set forth in applicable SEC rules and other facts and circumstances in February 2021 and concluded that the services performed by Compensation Strategies, Inc. did not raise any conflicts of interest.

Peer Group

In conjunction with its review of the management compensation program, and in consultation with Compensation Strategies, Inc., the Compensation Committee reviewed the peer group used to benchmark executive compensation.  Based on changes to our previous Peer Group and increases in the Company’s annual revenues and market capitalization, the Compensation Committee selected a new Peer Group.  The new Peer Group, adopted in early 2020, is as follows:

ABM Industries, Inc.	MEDNAX, Inc.
Acadia Healthcare Co., Inc.	National HealthCare Corp
Amedisys, Inc.	RadNet, Inc.
Brookdale Senior Living, Inc.	Rollins, Inc.
Clean Harbors, Inc.	Select Medical Holdings Corp.
Comfort Systems USA, Inc.	ServiceMaster Global Holdings, Inc.
Covanta Holding Corp.	Stericycle, Inc.
Encompass Health Corp	Team, Inc.
Hanger, Inc.	Tetra Tech, Inc.
Healthcare Services Group, Inc.	The Ensign Group, Inc.
LHC Group, Inc.	Tivity Health, Inc.

The Compensation Committee will track the Company’s relative TSR performance against the new Peer Group going forward including for performance share units granted in 2021.  With respect to performance stock units that were granted prior to 2020, the determination of relative TSR performance will be made against our previous Peer Group.

Amount of Each Element of Compensation; Decisions Concerning Payments

The Compensation Committee intends compensation to be linked directly to personal performance and to the Company’s overall results, as well as to the results of the specific business units for which executives are responsible.  The Company’s executive compensation program is focused on rewarding superior operating performance and long-term growth.

The Compensation Committee meets as often as necessary in order to carry out its duties.  In 2020, the Compensation Committee met three times and approved one matter in writing without a meeting.  The Compensation Committee periodically reviews each executive’s total compensation, including base salary, annual cash incentive compensation, stock option awards, restricted stock awards and stock performance unit awards, and perquisites and defined contribution plan holdings (including the amounts contributed to such plans by the Company), as well as such executive’s Capital Stock holdings, in recommending or setting, as applicable, each element of compensation.  The Compensation Committee balances the types of compensation for each executive between fixed compensation and performance-based compensation in such a way that less robust Company performance will result in a lower total compensation to the executive.  Additionally, because the Compensation Committee grants stock options later in the year than its decision on other compensation, it can take into account the overall mix of compensation for each senior executive based on the Company’s results for the current year, and issue options to appropriately balance the senior executives’ compensation.  Accordingly, grants of stock options often may vary more significantly from year to year, at times materially.  For 2020, about 77.4 percent of Mr. McNamara’s total compensation was performance-based, while the weighted average for the other named executive officers was about 73.6 percent.  “Performance-based” compensation includes non equity incentive awards, option awards and performance share units.

Base Salaries

In determining the base salaries it recommends to the non-employee members of the Board, the Compensation Committee considers recommendations by certain senior executives of the Company, except with respect to the Chief Executive Officer, for whom the Compensation Committee makes its determination without the input of Company employees.  In so doing, it considers each executive’s then-current base salary and evaluates the responsibilities held by each executive, current economic conditions, and his or her experience and performance.  Additionally, Compensation Strategies, Inc. reviews base salaries and provides advice to the Compensation Committee.  Positions are compared on the basis of job content and responsibility level to similar positions.  The Compensation Committee recommends base salaries at levels it believes will attract and retain qualified executives.  It believes that the base salaries as finally determined for each of the named executive officers were appropriate and competitive with salaries paid for similar positions by companies in the Peer Group referred to above and the Company’s industries.  Effective May 1, 2020, the Compensation Committee recommended base salary increases to Mr. McNamara, Mr. Williams, Mr. Witzeman, and Mr. Lee in respective percentages of 8.0%, 8.0%, 8.0% and 4.6%, respectively.  The Compensation Committee recommended Mr. Westfall receive a base salary increase of 7.0% effective June 1, 2020.

Annual Non Equity Incentive Compensation

Amounts of annual non equity incentive compensation are recommended by the Compensation Committee to the non-employee members of the Board.  The Company’s operating results as compared with historical results were previously the primary considerations in determining annual incentive compensation.  For the past seven years, in response to stockholder input and feedback from institutional proxy advisory firms, the Compensation Committee adopted a target bonus program based on achieving goals related to Adjusted EPS and Return on Assets.

The Company provides its named executive officers, other officers, and other key management employees an opportunity to earn an annual incentive award based on the Company’s, and its operating divisions’, financial performance each year.  Adjusted EPS targets and Return on Assets targets are used to determine incentive compensation for senior executives of the Company, including the Chief Executive Officer.  The Compensation Committee believes Adjusted EPS and Return on Assets are the most appropriate measurements of financial performance on an annual basis.  They are among the most well-known measures of overall financial performance, widely used by both financial analysts and the investing public.  The Compensation Committee believes using these measurements best aligns the interests of non equity incentive plan participants with those of the Company’s stockholders.  In March 2018, the Committee evaluated and revised the non equity compensation incentive target percentages to better align compensation with performance.

The detailed calculation of annual incentive compensation based on 2020 performance versus targets for the named executive officers is shown in the following narrative and tables.

The following table shows each named executive officer’s target non equity incentive compensation percentage as a percentage of base salary.

Target Non Equity Incentive Compensation Percentages of Base Salary

K. J. McNamara	125%
D. P. Williams	105
N. M. Westfall	105
S. S. Lee	105
M. D. Witzeman	75

The Adjusted EPS target is weighted 75% of total non equity incentive compensation opportunity, and the Return On Assets target weighted 25% of total non equity incentive compensation opportunity.  Performance above target(s) results in incentive compensation greater than the target percentage of salary; performance below target(s) results in non equity incentive compensation lower than the target percentage of base salary.  The target multipliers are highly leveraged both above and below target performance.  The maximum multiplier of 200% is achieved at Adjusted EPS at 14% over target and the minimum multiplier of 0% is effective at Adjusted EPS 20% below target; for Return On Assets, the maximum multiplier of 200% is achieved at Return On Assets of 140% of target and the minimum multiplier of 0% is effective at Return On Assets of 60% of target.

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The following table shows target and actual performance for the Company and its subsidiaries, the percent of target achievement, and the target multiplier.

OPERATING RESULTS COMPARISONS VS. TARGETS FOR 2020

	2020 Actual/Target
	Adjusted E.P.S.	Return on Total Assets
	(75%)	(25%)

VITAS
(1) Actual	$12.54	30.8%
(2) Target	10.69	26.8%
(3) Percent of Target	117.3%	114.9%
(4) Target Multiplier	200.0%	137.3%

Roto-Rooter
(5) Actual	$8.23	27.5%
(6) Target	7.16	23.6%
(7) Percent of Target	114.9%	116.5%
(8) Target Multiplier	200.0%	141.3%

Chemed Consolidated
(9) Actual	$18.08	22.5%
(10) Target	15.76	19.9%
(11) Percent of Target	114.7%	113.1%
(12) Target Multiplier	200.0%	132.7%

2020 TARGET/ACTUAL NON EQUITY INCENTIVE COMPENSATION EARNED

NEO	2020 Target Non Equity Incentive	2020 Actual Non Equity Incentive Earned	Actual as a % of Target
K. J. McNamara	$1,673,750	$3,065,892	183.2%
D. P. Williams	780,150	1,429,040	183.2
N. M. Westfall	575,138	1,060,122	184.3
S. S. Lee	520,800	965,173	185.3
M. D. Witzeman	250,313	458,510	183.2

The following chart reconciles the EPS used in the non equity incentive compensation (NEIC) computation with the Adjusted EPS:

	As Reported in	As Used for
	Charts on	NEIC
	Pages 2 and 3	Calculation
Net Income as Reported (000)	$319,466	$319,466
Adjustments as Outlined on Page 3	$23,053	$23,053
Adjusted Net Income as Outlined on Page 3	$296,413	$296,413
Additional Adjustments for Non Equity Incentive Compensation
Medicare Cap Charge - Fourth Quarter 2019		$(2,689)
Medicare Cap Charge - Fourth Quarter 2020		$1,890
Adjusted Net Income to be used for NEIC Calculations		$295,614

Average Shares Outstanding Diluted (000)	16,398
Actual Shares Outstanding for NEIC Calculation (actual as of 12/31/20)		16,350

Adjusted Net Income Per Share	$18.08	$18.08

Long-Term Incentives

The Compensation Committee grants long-term incentive compensation pursuant to the Stock Incentive Plans.  While long-term incentive compensation may be paid under the Stock Incentive Plans in the form of stock option awards, performance share units, and restricted or fully vested stock awards, currently all of the long-term incentive awards granted pursuant to such plans (other than to outside directors) are in the form of stock options or performance share units.  In granting long-term incentives in the form of stock option awards and performance share units, the Compensation Committee considers as recipients employees who have demonstrated capacity for contributing to the Company’s goals.  No grants of time-based restricted stock awards have been granted since May 2015, nor are any contemplated.  In all cases, the long-term equity awards are intended to encourage employees to act as owners of the business, further aligning their interests with those of stockholders.

The Compensation Committee grants stock option awards with an exercise price at no less than 100% of fair market value of Capital Stock on the date granted.  Since 2006, stock option awards vest ratably over three years, thus providing value to the Company’s employees only if the share price increases after the date such awards were granted and the employees remain employed for a significant period of time.  Options awarded in November 2015 or later carry a term of five years; those granted previously had a ten-year term.

Performance share units vest based on targeted criteria, including a three-year Adjusted EPS target and a three-year relative Total Shareholder Return (“TSR”) performance metric.  In February 2020, the Compensation Committee granted performance-based share units under the 2018 Plan.  Upon vesting, each unit is converted to one share of Capital Stock.  Depending on the Company’s performance as measured by the three-year growth rate in Adjusted EPS and three-year TSR as compared with the Peer Group, the shares earned will vary between 0% and 200% of the target grants.

The following two tables detail the percentages of the target grants that will be earned depending on the actual Adjusted EPS and TSR performance levels for the period beginning January 1, 2020 and ending December 31, 2022.

	3-Year Adjusted EPS CAGR	Percentage of Target Shares
Maximum	11%	200.0%
Target	7%	100.0%
Minimum	3%	0.0%

	3-Year TSR Percentile	Percentage of Target Shares
Maximum	Greater than 90th	200.0%
	75th	150.0%
	60th	125.0%
Target	50th	100.0%
	40th	75.0%
	25th	50.0%
Minimum	Less than 25th	0.0%

For performance levels between those appearing in the above tables, the number of shares to be vested and earned will be interpolated between the next closest performance levels appearing in the tables.  For all grantees, the performance metrics are those of Chemed in total rather than any individual’s respective operating division.  The grant recommendations were dollar-denominated; the number of share units per grantee was determined based on the closing price of the Company’s Capital Stock on the day of the Compensation Committee’s approval.  The relative TSR is measured against the Peer Group in effect at the time of the grant.

The following table shows the results and payouts for the performance periods completed since institution of the PSU incentive program in 2013:

	Adjusted EPS Avg. Annual CAGR		TSR Peer Group Percentile
Performance Period	Percent	Payout (a)	Percentile	Payout (a)

3-Year Performance Period Targets	7.00%	100.0%	50th	100.0%

January 1, 2013 - December 31, 2015	10.26	144.4	73rd	149.8

January 1, 2014 - December 31, 2016	8.23	118.0	91st	204.6

January 1, 2015 - December 31, 2017	11.79	163.0	90th	203.9

January 1, 2016 - December 31, 2018	20.52	203.3	70th	144.0

January 1, 2017 - December 31, 2019	24.29	202.5	79th	165.2

January 1, 2018 - December 31, 2020	29.06	202.0	79th	164.8

(a)	Payout percentages are based on payout scales at the time of grant and include reinvestment of dividends paid on Chemed shares during the performance period.

In each of the 3-year performance periods completed to date, the Company’s Adjusted EPS Average Annual CAGR exceeded the target of 7.0%.  The Company’s TSR for such periods also exceeded the target, at the 73rd, 91st, 90th, 70th,79th and 79th percentile for the 3-year periods ending in 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

The Compensation Committee believes the payment of long-term incentive compensation in the form of performance-based share units promotes and encourages long-term retention and service for the Company and better aligns the interests of the named executive officers with those of the Company’s stockholders through increased share ownership, promoting improved financial performance, and increased stockholder value.

Stock option and stock awards are not granted so as to “time” them before the release of material nonpublic information that is likely to result in an increase in share price (“spring-loading”) or delay them until after the release of material nonpublic information that is likely to result in a decrease in share price (“bullet-dodging”).  The Company does not reprice stock option awards or replace them if the share price declines after the date such stock option awards were granted.  Beginning in 2013, in the event of a change in control of the Company, all stock option and stock award incentives are subject to a double trigger vesting, requiring employment termination coupled with a change in control.  The Company also adopted a clawback policy affecting incentive compensation.

Perquisites

The Company’s executive compensation program offers perquisites that are commonly available to senior executives, the nature and amounts of which are detailed in the “All Other Compensation Table.”

Retirement Benefits

The Company maintains the Retirement Plan, a tax-qualified defined contribution plan, for the benefit of its employees, including the named executive officers.  The Retirement Plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis.  The Company also provides a matching contribution to employees who contribute to the plan.  The named executive officers participate in the Retirement Plan within the limits imposed by the Internal Revenue Code (the “Code”) and the Employee Retirement Income Security Act (“ERISA”).

The Company also maintains the Excess Benefit Plan and the Deferred Compensation Plan, which are non-qualified supplemental savings plans for key employees, including the named executive officers, whose participation in the Retirement Plan is limited by the Code and ERISA.  Messrs. McNamara, Williams, Westfall and Witzeman participate in the Excess Benefit Plan and Mr. Lee participates in the Deferred Compensation Plan.  These plans allow participants to defer up to 50% of their base salary and up to 85% of their annual cash incentive compensation and provide a matching contribution from the Company.  Participants select mutual funds as investments, and amounts deferred and credited to participant accounts under the plans are credited with earnings or losses depending on the performance of the selected mutual funds.  Participants may receive the amounts credited to their accounts at retirement, termination of employment or on a specific date following termination or retirement and may also elect to receive a portion of each year’s deferral and earnings on a specific date prior to retirement or termination of employment.  Participants may receive such amounts in a lump-sum payment or in installment payments.

Each of the named executive officers other than Messrs. Westfall and Witzeman also participate in the Supplemental Pension Plan, which provides certain key employees with a supplemental pension and optional life insurance benefit.  The Company accrues a fixed monthly contribution to each participant’s account under this plan, and participants’ accounts are credited with monthly earnings based on an annual interest rate.  Participants have the option to use a portion of this Company contribution to purchase supplemental term life insurance.

Tax Considerations; Loss of Certain Tax Deductions

U.S. federal income tax law prohibits the Company from taking a deduction for compensation paid to its covered executive officers over $1,000,000 per executive per year, but until December 31, 2017 exempted certain performance-based compensation.  Compensation paid to covered executive officers in excess of $1,000,000 is not deductible thereafter, unless it qualifies for transition relief applicable to arrangements in place as of November 2, 2017.  Because of our compensation structure, compensation granted thereafter will not be eligible for transitional relief.  The Compensation Committee considers tax regulations, specifically including any losses of deductions due to changes in tax laws, in structuring compensation arrangements to achieve deductibility, except where outweighed by the need for flexibility, or as the Company otherwise determines is in the best interests of the Company and its stockholders.

Employment Agreements; Severance Payments; Change in Control

The Company has employment agreements with two of its named executive officers:  Messrs. McNamara and Williams.  On May 3, 2008, Mr. McNamara entered into a two-year employment agreement, which automatically renews every May 3 beginning May 3, 2010 for a new two-year term unless either party provides 30 days’ prior written notice of non-renewal.  Mr. McNamara’s employment agreement provides for a lump-sum severance payment, in the event of termination without cause, equal to five times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years.  In the event of termination without cause, he also would be entitled to continue to participate in the Company’s welfare benefit plans for 24 months following termination at the then-current rate of contribution.  The employment agreement with Mr. Williams entered into in December 2006 contains the same terms as outlined above for Mr. McNamara, except that Mr. Williams would be entitled to a lump-sum severance payment equal to two and a half times his then-current base salary and continued participation in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution.  Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and, for Mr. McNamara, two-year non-compete and non-solicitation covenants and, for Mr. Williams, one-year non-compete and non-solicitation covenants.  If these payments were subject to the excise taxes imposed by Section 409A of the Code, Messrs. McNamara and Williams would be entitled to gross-up payments.  The Company does not intend to enter into future employment agreements that provide for excise tax gross-ups.

For a termination due to death, disability or retirement, each of Messrs. McNamara and Williams would be entitled under his employment agreement to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years.  Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

In 2006, the Board of Directors adopted the Chemed Corporation Senior Executive Severance Policy (as amended, supplemented or otherwise modified as of the date hereof, the “Senior Executive Severance Policy”) and the Chemed Corporation Change in Control Severance Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Change in Control Plan”), which were intended to replace most of the existing employment agreements entered into by the Company.  Accordingly, certain Company executives, including Messrs. Westfall, Lee and Witzeman, are now governed by the Senior Executive Severance Policy and the Change in Control Plan.  Messrs. McNamara and Williams are not covered by the Senior Executive Severance Policy, but are covered by the Change in Control Plan.  However, in the event of a change in control of the Company, Messrs. McNamara and Williams would not receive benefits under both their employment agreements and the Change in Control Plan.  With the shift from individual employment agreements to general severance and change in control plans, the Compensation Committee intended to reduce total payouts to executives upon termination and move the Company’s executive severance arrangements more in line with market practices.

Under the Senior Executive Severance Policy, if an executive is terminated without cause, he or she would be entitled to a lump-sum payment equal to one and a half times his or her then-current base salary and a pro-rated portion of his or her average annual incentive compensation for the then-past three full fiscal years.  Such executive would also be entitled to continued participation in the Company’s welfare benefit plans for one year following termination of employment at the then-current rate of contribution.  Severance payments and benefits under the Senior Executive Severance Policy are conditioned upon execution of a general release of claims in favor of the Company.  Additionally, for a termination without cause or due to disability or retirement, such severance payments and benefits are conditioned upon nondisclosure and one-year non-compete and non-solicitation covenants.  This policy was revised in August 2018.  Previously, if payments under the Senior Executive Severance Policy were subject to the excise taxes imposed by Section 409A of the Code, participants would be entitled to gross-up payments.  Only existing participants have such entitlement; newly added plan participants do not.  In the event of a change in control of the Company, participants in the Senior Executive Severance Policy would not receive benefits under both the Senior Executive Severance Policy and the Change in Control Plan.   For a termination due to death, disability or retirement, each of the participants in the Senior Executive Severance Policy would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his or her annual incentive compensation for the then-past three full fiscal years.

The Change in Control Plan, described in additional detail under “Change in Control of the Company” below, provides for severance payments and benefits in the event of a change in control of the Company followed within two years by an executive’s termination of employment either without cause or for good reason (“double trigger”). Payments under the Change in Control Plan are triggered by:

a)	termination of employment by the Company without cause; or
b)	termination of employment by the employee within 90 days of an event giving him or her good reason to so terminate.

The Change in Control Plan would provide for payments equal to three times the sum of (a) the highest base salary during the 120-day period prior to the change in control or any time following the change in control and (b) the average annual incentive compensation for the then-past three full fiscal years to Messrs. McNamara and Williams, and two times the sum of (a) the highest base salary during the 120-day period prior to the change in control or any time following the change in control and (b) the average annual incentive compensation for the then-past three full fiscal years to the other participants, all paid in cash in a lump sum within 10 days following termination.  If the termination were to take place in a fiscal year other than the fiscal year during which the change in control occurred, each participant would also receive a pro-rated portion of his or her three-year average annual incentive compensation.  Participants would also receive benefits under the Company’s welfare benefit plans for a period of three (for Messrs. McNamara and Williams) or two years; a lump-sum cash payment within 10 days following termination in the amount of employer contributions to defined contribution plans; perquisites for a period of three (for Messrs. McNamara and Williams) or two years; and outplacement assistance up to $25,000.  Regardless of whether a participant is terminated and in addition to the severance benefits set forth above, upon a change in control, each participant in the Change in Control Plan would receive, within 10 days following the change in control, a lump-sum cash payment equal to the average of the participant’s annual incentive compensation for the then-past three full fiscal years (“single-trigger” payments).  Payments under the Change in Control Plan, including single-trigger payments, are conditioned on execution of a general release of claims in favor of the Company.  Prior to August 2018, if payments under the Change in Control Plan were subject to taxes imposed by Sections 4999 or 409A of the Code, participants would be entitled to gross-up payments.  The plan was then amended to restrict such entitlement to then-existing participants only.

Capital Stock Ownership Guidelines

Executive ownership of Capital Stock reflects an alignment of the interests of the Company’s executives and directors with those of its stockholders.  All the Company’s non-employee directors, Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, Business Unit Presidents and its Chief Executive Officer are required to acquire and retain stock ownership in the Company, measured as a meaningful level of a multiple of their base salary or board retainer in shares of Capital Stock.

The Chief Executive Officer’s required Capital Stock ownership multiple is five times base salary; for the Chief Financial Officer, Executive Vice Presidents and Business Unit Presidents, four times; for Senior Vice Presidents, three times; and for Vice Presidents, two times base salary.  Non-employee directors are required to retain five times their annual board retainer, which is $65,000, resulting in required holdings of $325,000 in 2020.  These guidelines are administered by the Compensation Committee.  As of December 31, 2020, Mr. McNamara held shares of Capital Stock with a market value exceeding 47 times his current base salary.  All named executive officers, directors, and other executives have met their Capital Stock ownership guidelines or are pursuing plans that will permit them to achieve them within the time frame allotted by the guidelines.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2020 Annual Report on Form 10-K and the Company’s 2021 Proxy Statement.

George J. Walsh III, Chairman
Christopher J. Heaney
Andrea R. Lindell

Summary Compensation Table

The following table shows the compensation paid to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company in 2018, 2019 and 2020 for all services rendered in all capacities to the Company and its subsidiaries:

SUMMARY COMPENSATION TABLE

						Non-Qualified
			Non-Equity			Deferred
Name and			Incentive Plan	Stock	Option	Compensation	All Other
Principal		Salary	Compensation	Awards	Awards	Earnings	Compensation	Total
Position	Year	($)	($)	($)(a)	($)(a)	($)(b)	($)(c)	($)
K.J. McNamara
President and CEO	2020	$ 1,305,992	3,065,892	2,168,162	4,021,813	54,566	1,341,998	$ 11,958,423
	2019	1,217,317	2,409,428	1,702,215	3,411,139	48,969	1,230,782	10,019,850
	2018	1,149,908	2,705,855	1,676,824	2,014,815	22,299	1,208,936	8,778,637

D.P. Williams
Executive Vice President and CFO	2020	724,667	1,429,040	833,909	1,640,471	25,227	588,554	5,241,868
	2019	675,333	1,122,971	441,431	1,178,677	22,639	513,826	3,954,877
	2018	637,667	1,260,578	671,071	1,040,988	10,309	568,309	4,188,922

N.M. Westfall
Executive Vice President	2020	532,854	1,060,122	625,027	1,495,887	-	514,387	4,228,277
	2019	504,042	980,448	329,451	1,092,813	-	306,731	3,213,485
	2018	481,275	895,353	502,877	906,667	-	282,124	3,068,296

S.S. Lee
Executive Vice President	2020	488,667	965,173	416,145	977,356	24,771	444,606	3,316,718
	2019	462,867	532,788	228,614	702,523	22,231	448,854	2,397,877
	2018	428,733	857,600	360,296	537,284	10,122	488,022	2,682,057

M. D. Witzeman
Vice President and Controller	2020	325,500	458,510	341,660	775,407	-	207,134	2,108,211

(a)
Amounts represent the grant date fair value of stock options and stock awards determined in accordance with the FASB's stock based compensation rules.  See Note 4 to the Consolidated Financial Statements included as Exhibit 13 to the Company's 2020 Annual Report on Form 10-K for a description of the assumptions used in determining the grant date fair value.

(b)
Amounts represent interest earnings on balances in each named executive officer's account under the Supplemental Pension Plans that are in excess of 120% of the long-term applicable federal rate in effect in July 2020.

(c)	See "All Other Compensation Table" for details.

ALL OTHER COMPENSATION TABLE

The table below describes each component of the All Other Compensation column in the Summary Compensation Table:

	K.J.	D.P.	N.M.	S.S.	M.D.
	McNamara	Williams	Westfall	Lee	Witzeman
Company contribution to non-qualified
deferred compensation plans	$1,064,001	$460,825	$364,344	$310,418	$148,572
Personal use of Company aircraft (1)	113,985	20,972	32,965	-	-
Company contributions to unfunded
supplemental retirement plan	26,356	12,185	-	11,965	-
Company paid club memberships	24,498	26,738	65,568	21,620	20,576
All other (2)	113,158	67,834	51,510	100,603	37,986

Total	$1,341,998	$588,554	$514,387	$444,606	$207,134

(1)
The cost of the personal use of Company aircraft is calculated based on the incremental cost to the Company.  Occasionally, our executives are accompanied by guests on the Company aircraft for personal reasons when there is available space on a flight being made for business reasons.  There is no incremental cost associated with that guest's usage of the aircraft on these business trips.

(2)
Amounts included in this line represent payments made to the NEO's or on their behalf for: contributions to 401(k) plan; the long-term care plan; term life insurance; supplemental life insurance; parking; cell phone service; personal use of the Company apartment; annual credit card fees; home utilities (mainly home internet service); annual executive physical; family member travel to Company events; personal incidentals while on business travel; tickets to sporting and artistic events; expenses paid on certain personal trips and certain housing and automobile expenses.  All items accumulated in this line are individually less than $25,000 or 10% of the total other compensation of the NEO, whichever is lower.

Grants of Plan-Based Awards

The following table shows stock option and stock awards granted in 2020 to the named executive officers in the Summary Compensation Table pursuant to the Stock Incentive Plans:

GRANTS OF PLAN-BASED AWARDS IN 2020

		All Other	All Other
		Stock Awards:	Option Awards:
		Number of	Number of	Exercise	Closing	Grant
		Shares of	Securities	or Base Price	Market Price	Date Fair
		Stock or	Underlying	of Option	on Grant	Value of
	Grant	Units	Options	Awards	Date	Award
Name	Date	(#)	(#) (a)	($/Share) (b)	($/Share)	($)(c)
K.J. McNamara	2/21/2020	1,339	-	n.a.	$ 485.56	$ 1,306,596
	2/21/2020	1,339	-	n.a.	485.56	861,566
	10/29/2020	-	41,224	$ 471.74	473.53	4,021,813

D.P. Williams	2/21/2020	515	-	n.a.	324.78	502,537
	2/21/2020	515	-	n.a.	324.78	331,372
	10/29/2020	-	16,815	$ 471.74	473.53	1,640,471

N.M. Westfall	2/21/2020	386	-	n.a.	324.78	376,659
	2/21/2020	386	-	n.a.	324.78	248,368
	10/29/2020	-	15,333	$ 471.74	473.53	1,495,887

S.S. Lee	2/21/2020	257	-	n.a.	324.78	250,781
	2/21/2020	257	-	n.a.	324.78	165,364
	10/29/2020	-	10,018	$ 471.74	473.53	977,356

M.D. Witzeman	2/21/2020	211	-	n.a.	324.78	205,894
	2/21/2020	211	-	n.a.	324.78	135,766
	10/29/2020	-	7,948	$ 471.74	473.53	775,407

(a)	Options have an expiration date of October 29, 2025.

(b)	The exercise price of option awards is the average of the high and low sale prices of the New York Stock Exchange on the date of grant.

(c)
Amounts represent the aggregate grant date fair value of the awards determined in accordance with the FASB's stock based compensation rules.  See Note 4 to the Consolidated Financial Statements included as Exhibit 13 to the Company's Annual Report on Form 10-K for a description of the assumptions used in determining the grant date fair value.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of material factors necessary to understand the information disclosed in the Summary Compensation Table, the All Other Compensation Table and the Grants of Plan-Based Awards Table.  This discussion is meant to supplement the information contained in the Compensation Discussion and Analysis.

“Performance-Based” Compensation in Proportion to Total Compensation

In 2020, the named executive officers’ “performance-based” compensation, including non equity incentive awards, option awards, and equity incentive and market-based stock awards, represented the following approximate percentages of their total compensation:  Mr. McNamara – 77.4%; Mr. Williams – 74.3%; Mr. Westfall – 75.2%; Mr. Lee – 70.8%; and Mr. Witzeman – 72.9%.  The Compensation Committee believes that this mix of compensation balances the objectives of rewarding recent results and motivating long-term performance.  Additionally, in determining the appropriate combination of compensation elements, the Compensation Committee places an emphasis on stock options and performance share units in order to closely align the executives’ interests with those of the Company’s stockholders and reward stronger performance of the Company.

Employment Agreements

The Company has employment agreements with two of its named executive officers: Messrs. McNamara and Williams.  On May 3, 2008, Mr. McNamara entered into a two-year employment agreement, which provided for his continued employment as a senior executive officer of the Company through May 2, 2010.  Its two-year term automatically renews on each subsequent May 3 for a new two-year term unless either party provides 30 days’ prior written notice of non-renewal.  The agreement provides for a base salary of $700,000 or such higher amount as the Board of Directors may determine.  Mr. McNamara’s current base salary is $1,339,000.  Mr. McNamara’s employment agreement provides for a lump-sum severance payment, in the event of termination without cause, equal to five times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years.  He also will be entitled to continue to participate in the Company’s welfare benefit plans for 24 months following termination at the then-current rate of contribution.  Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and two-year non-compete and non-solicitation covenants.  If such payments were subject to the excise taxes imposed by Section 409A of the Code, Mr. McNamara would be entitled to gross-up payments.

Mr. Williams’ employment agreement, entered into on December 1, 2006, provided for his employment as a senior financial executive through November 30, 2008, after which time the term of the agreement was automatically extended by one year and its two-year term automatically renews on each subsequent December 1 for a new two-year term unless either party provides 30 days’ prior written notice of non-renewal. The agreement provides for a base salary of $313,500 or such higher amount as the Board of Directors may determine.  Mr. Williams’ current base salary is $743,000.

Mr. Williams’ agreement is identical in all material respects to Mr. McNamara’s, except if he were terminated without cause, he would (a) receive a lump-sum severance payment equal to two and a half times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years and (b) be entitled to continue to participate in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution.  Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and one-year non-compete and non-solicitation covenants.  If such payments were subject to the excise taxes imposed by Section 409A of the Code, Mr. Williams would be entitled to gross-up payments.

The definition of “cause” under each of the employment agreements is set forth below under the heading “Termination Without Cause Prior to and Not in Connection With a Change in Control of the Company; Termination Due to Death, Disability or Retirement - Employment Agreements.”

For a termination due to death, disability or retirement, each of Messrs. McNamara and Williams would be entitled under his employment agreement to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years.  Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

A more detailed discussion of amounts that would be payable to Messrs. McNamara and Williams upon termination is set forth below under the heading “Potential Payments to Executives Upon Termination or Change in Control.”

Annual Cash Incentives

Annual cash incentive compensation is granted by the Compensation Committee, subject to approval by the Board.  For 2020, annual cash incentive compensation was awarded to each of the named executive officers.  The amount of the annual cash incentive compensation awards are set forth in the “Non Equity Incentive Plan Compensation” column of the Summary Compensation Table.  A more detailed discussion of the criteria that the Compensation Committee considered when recommending the amount of the 2020 cash incentive compensation is set forth in the Compensation Discussion and Analysis.

Stock Incentive Plans

The Company has three Stock Incentive Plans under which stock option awards to purchase shares of Capital Stock, performance share units, and awards of restricted and fully vested stock may be granted for a period of up to ten years to key employees:  the 2010 Incentive Plan, 2015 Incentive Plan and the 2018 Incentive Plan.  The Company, prior to 2013, granted stock option and restricted stock awards annually to key employees, including the named executive officers, pursuant to the Stock Incentive Plans.  Since 2013, performance share units were granted rather than time-based restricted stock awards.  No further time-based restricted stock awards are contemplated to be granted.

All stock option awards granted under these plans provide for a purchase price equal to the fair market value of the Capital Stock at the date granted.  Fair market value is defined as the mean between the high and low sales prices of a share of Capital Stock on the New York Stock Exchange.  Stock option awards granted under the Stock Incentive Plans are non-qualified and, when vested, are exercisable for fully vested shares of Capital Stock.  Stock option awards granted since 2014 become exercisable in three equal installments on each of the first three anniversaries of the date such awards were granted.  Vested stock option awards remain exercisable for three months following termination of the holder’s employment, if the Compensation Committee so specifically consents, except for termination due to death, incapacity or retirement, in which case vested stock option awards remain exercisable for 15 months following termination.  Unvested stock option awards are forfeited upon termination of employment for any reason other than death, disability or retirement, in which case unvested option awards are forfeited three months after termination.  All unvested stock option awards granted prior to 2013 held by employees will accelerate and vest upon a change in control of the Company.  Those stock option awards granted in 2013 and later only accelerate and vest upon both a change in control of the Company and the employee’s employment termination without good cause or for good reason.  Stock options granted prior to 2015 expire ten years after grant; those granted in 2015 or later expire five years after the grant.

Performance share units, which are granted annually in February, are payable on achievement of three-year performance-based targets and continued employment through the date on which the Compensation Committee determines the number of shares to be delivered, after December 31 and before March 15, respectively.  Holders of share units do not receive dividends during the performance period on unvested awards; rather, dividends accruing during the performance period are paid in the form of additional shares only if the underlying awards have been earned and vested.  If the recipient’s employment terminates due to death, disability or retirement, their units vest and he or she earns a pro-rated number of shares.  If their employment terminates for another reason, all restricted share units are forfeited.  Upon a change in control of the Company, replacement awards are to be issued.  If such change in control is followed by a termination of employment other than for good cause or for good reason, the restricted share units vest.

Other Plans

The named executive officers participate in various plans that are generally available to the employees of the Company, including the Retirement Plan, which is a tax-qualified defined contribution plan, and the Company’s welfare benefit plans.  In addition, the Company has several non-qualified supplemental savings plans for key employees (including each of the named executive officers) whose participation in the Retirement Plan is limited by rules imposed by the Code and ERISA.  These non-qualified supplemental savings plans are discussed in greater detail in the narrative that follows the Nonqualified Deferred Compensation Table.  The contributions of the Company which were credited into these plans in 2020 on behalf of each of the named executive officers are set forth in the Nonqualified Deferred Compensation Table.

Eligible employees, including each of the named executive officers except Mr. Westfall, also participate in the Supplemental Pension Plan.  This is a supplemental defined contribution plan discussed in greater detail in the narrative that follows the Nonqualified Deferred Compensation Table.  Each named executive officer’s accrual of benefits under this plan for 2020 is set forth in the Nonqualified Deferred Compensation Table.

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Outstanding Equity Awards at Year End

The following table shows outstanding equity awards at 2020 year end held by the named executive officers in the Summary Compensation Table:

OUTSTANDING EQUITY AWARDS AT YEAR END 2020

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or Units		Of Shares
	Underlying	Underlying				of Stock		or Units of
	Unexercised	Unexercised		Option		That Have		Stock
	Options	Options		Exercise	Option	Not		That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested (g)
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
K.J. McNamara	40,000	-		231.91	11/3/2022	-		-
	20,000	10,000	(a)	306.70	11/2/2023	-		-
	14,566	29,134	(b)	413.19	10/29/2024	-		-
	-	41,224	(c)	471.74	10/29/2025	-		-
	-	-		-	n.a.	3,928	(d)	1,860,026
	-	-		-	n.a.	4,928	(e)	2,333,556
	-	-		-	n.a.	2,678	(f)	1,268,113

D.P. Williams	24,000	-		106.59	11/7/2024	-		-
	10,384	-		135.85	11/4/2021	-		-
	20,000	-		231.91	11/3/2022	-		-
	10,333	5,167	(a)	306.70	11/2/2023	-		-
	5,033	10,067	(b)	413.19	10/29/2024	-		-
	-	16,815	(c)	471.74	10/29/2025	-		-
	-	-		-	n.a.	1,572	(d)	744,389
	-	-		-	n.a.	1,278	(e)	605,171
	-	-		-	n.a.	1,030	(f)	487,736

N.M. Westfall	12,073	-		231.91	11/3/2022	-		-
	9,000	4,500	(a)	306.70	11/2/2023	-		-
	4,666	9,334	(b)	413.19	10/29/2024	-		-
	-	15,333	(c)	471.40	10/29/2025	-		-
	-	-		-	n.a.	1,178	(d)	557,818
	-	-		-	n.a.	954	(e)	451,748
	-	-		-	n.a.	772	(f)	365,565

S.S. Lee	13,000	-		106.59	11/7/2024	-		-
	9,000	-		231.91	11/3/2022	-		-
	5,333	2,667	(a )	306.70	11/2/2023	-		-
	3,000	6,000	(b )	413.19	10/29/2024	-		-
	-	10,018	(c )	471.74	10/29/2025	-		-
	-	-		-	n.a.	844	(d)	399,659
	-	-		-	n.a.	662	(e)	313,477
	-	-		-	n.a.	514	(f)	243,394

M.D. Witzeman	4,600	2,300	(a )	306.70	11/2/2023	-		-
	2,333	4,667	(b )	413.19	10/29/2024	-		-
	-	7,948	(c )	471.74	10/9/2025	-		-
	-	-		-	n.a.	590	(e)	279,383
	-	-		-	n.a.	538	(e)	254,759
	-	-		-	n.a.	422	(f)	199,830

(a)	All of the unvested stock option award will vest on November 2, 2021.
(b)	Half of the remaining stock option award will vest on October 29, 2021 and the remainder on October 29, 2022.
(c)	One third of the stock option award will vest on October 29 2021, one third on October 29 2022 and the remainder on October 29, 2023.
(d)	Award vests upon attainment of certain return or earnings targets on or prior to December 31, 2020.
(e)	Award vests upon attainment of certain return or earnings targets on or prior to December 31, 2021.
(f)	Award vests upon attainment of certain return or earnings targets on or prior to December 31, 2022.
(g)	Amounts are based on the $473.53 closing price of the Capital Stock on December 31, 2020.

Stock Option Award Exercises and Stock Awards Vested

The table below shows information concerning the exercise of stock option awards and vesting of restricted stock awards during 2020 for the named executive officers in the Summary Compensation Table:

OPTION EXERCISES AND STOCK VESTED IN 2020

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
K.J. McNamara	60,800	$18,523,244	7,931	$3,869,535
D.P. Williams	-	-	3,174	1,548,595
N.M. Westfall	31,527	8,938,048	2,486	1,212,919
S.S. Lee	13,600	5,083,000	1,743	850,410
M.D. Witzeman	8,000	2,083,760	1,111	542,057

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Nonqualified Defined Contribution and other Nonqualified Deferred Compensation Plans

The table below shows information concerning compensation deferred under the Excess Benefit Plan, the Deferred Compensation Plan, and the Supplemental Pension Plan during 2020 by each of the named executive officers in the Summary Compensation Table:

NONQUALIFIED DEFERRED COMPENSATION IN 2020

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
	in Last FY	in Last FY	in Last FY	at Last FYE
Name	($)	($)(a)(b)	($)	($)(b)
K.J. McNamara
Excess Benefit Plan	$-	$1,064,001	$4,215,695	$35,719,461
Supplemental Pension and Life Insurance Plan	-	26,356	54,566	819,574
D.P. Williams
Excess Benefit Plan	502,063	460,825	(2,205,129)	8,262,111
Supplemental Pension and Life Insurance Plan	-	12,185	25,227	378,909
N.M. Westfall
Excess Benefit Plan	-	364,344	286,317	1,842,670
Supplemental Pension and Life Insurance Plan		-	-	-
S.S. Lee
Roto-Rooter Deferred Compensation Plan	-	310,418	3,136,805	11,034,532
Supplemental Pension and Life Insurance Plan	-	11,965	24,771	372,069
M.D. Witzeman
Excess Benefit Plan	-	148,572	136,990	1,662,471
Supplemental Pension and Life Insurance Plan	-	-	-	-

(a)	Amounts reported in All Other Compensation Table for 2020.
(b)	To the extent that earnings reflected herein exceeded 120% of the long-term applicable federal rate in effect in July 2020, such earnings are reported for 2020 in the All Other Compensation Table.

The Excess Benefit Plan and the Deferred Compensation Plan

Each of the named executive officers participate in either the Excess Benefit Plan or the Deferred Compensation Plan (collectively, the “Plans”).  The Plans are non-qualified supplemental savings plans that allow participants to defer up to 50% of their base salary and up to 85% of their annual cash incentive compensation.  The Plans also provide the participants with Company matching contributions which would have been received in the tax-qualified Retirement Plan had the participant’s participation in the Retirement Plan not been limited by rules imposed under the Code and ERISA.  The Plans offer only mutual funds as investment options for participant contributions.  Participants select the mutual funds as investments, and amounts deferred and credited to participant accounts under the Plans are credited with earnings or losses depending on the performance of the selected mutual funds.  Participants can change their investment options for both future deferrals and current account balances at any time.  The earnings credited to the accounts of participants are equal to the actual earnings from the mutual funds in which the participants elect to invest.

The table below shows the funds available under the Excess Benefit Plan and the Roto-Rooter Deferred Compensation Plan and their annual rates of return for the calendar year ended December 31, 2020, as reported by the administrator of the Plans.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Europacific Growth Fund	25.19%	Merrill Lynch Conservative Model Portfolio	10.19%
American Washington	8.08%	Merrill Lynch Moderate Model Portfolio	15.90%
Chemed Corporation Common Stock	21.59%	Merrill Lynch Moderate/Aggressive Model Portfolio	17.74%
Columbia Midcap Index Fund	13.42%	Merrill Lynch Moderate/Conservative Model Portfolio	14.09%
Dodge and Cox Income	9.45%	MFS International Divs Fund R6	15.43%
Hartford Mid Cap Fund	25.05%	Pimco Low Duration Fund	3.41%
Invesco Oppenheimer Global	27.90%	Pimco Real Return Bond Fund	12.09%
Invesco Real Estate Fund	-10.40%	PGIM Global Total Return	10.05%
Ishares S&P 500 Index	18.43%	Supplemental Pension and Life	7.00%
Lord Abbett Developing Growth Fund	72.95%	Vanguard Small Cap Fund	5.85%
Mainstay Large Cap Growth Fund	37.38%	Vanguard Federal Money Market	45.00%
Merrill Lynch Aggressive Model Portfolio	19.34%	Victory Sycamore Fund	8.12%

Prior to making deferrals in the Plans, participants must specify the date and manner in which they wish to receive their distribution from the Plans.  Participants may receive the amounts credited to their accounts at retirement, termination of employment or on a specific date following termination or retirement.  Participants must also elect whether to receive distributions in a lump sum or in installment payments.  Participants may elect to receive some or all of each year’s deferral and related earnings on a specific date prior to retirement or termination of employment (“In-Service Distribution”).  In order to satisfy the requirements of Section 409A of the Code, certain “key employees” may not receive a distribution from the Plans until six months following a separation from service.  In-Service Distributions are not subject to the six-month delay.

Messrs. McNamara, Williams, Westfall, and Witzeman received Company contributions in the Excess Benefit Plan and Mr. Lee received Company contributions in the Roto-Rooter Deferred Compensation Plan for the plan year 2020 in the amounts set forth in the Nonqualified Deferred Compensation Table.  Also as set forth in the Nonqualified Deferred Compensation Table, Mr. Williams elected to defer a portion of his 2020 compensation to the Excess Benefit Plan.

Supplemental Pension Plan

The Supplemental Pension Plan is an unfunded defined contribution plan that provides certain key employees with a supplemental pension and an optional life insurance benefit.  Participants’ accounts are credited with a fixed monthly Company contribution.  Participants have the option to use a portion of this Company contribution to purchase supplemental term life insurance.  The Supplemental Pension Plan does not allow for employee contributions or deferrals.  The participants’ accounts are credited with monthly earnings based on an annual interest rate.  This interest rate is subject to change once a year.  Currently this interest rate is 7.0%.  All of the named executive officers except Messrs. Westfall and Witzeman are participants in the Supplemental Pension Plan.

Potential Payment to Executives Upon Termination or Change in Control

The following table represents the amounts of compensation that would be due to each of the named executive officers upon each of the listed scenarios pursuant to the Company’s plans and agreements, as if such event had occurred on December 31, 2020.  The amounts shown are estimates of the amounts that would be payable in each circumstance, and the actual amounts payable will only be determined upon the actual occurrence of such event.

CHEMED CORPORATION
SUMMARY OF PAYOUTS UNDER CONTRACT/SEVERANCE/CONTROL AGREEMENTS
AS OF DECEMBER 31, 2020

	K.J.	D.P.	N.M.	S.S.	M.D.
	McNamara	Williams	Westfall	Lee	Witzeman
Termination Without Cause
Severance payment (a)	$6,695,000	$1,857,500	$821,625	$744,000	$500,625
Pro-rated annual incentive
compensation (b)	2,454,338	1,143,428	831,878	729,249	411,443
Welfare benefit continuation (c)	29,250	36,659	22,018	26,876	12,955
Total	$9,178,588	$3,037,587	$1,675,521	$1,500,125	$925,023
Involuntary Termination for Cause or
Voluntary Termination
Severance payment	-	-	-	-	-
Welfare benefit continuation	-	-	-	-	-
Total	-	-	-	-	-
Termination due to Death or Disability
Pro-rated annual incentive
compensation (b)	$2,454,338	$1,143,428	$831,878	$729,249	$411,443
Welfare benefit continuation	-	-	-	-	-
Total	$2,454,338	$1,143,428	$831,878	$729,249	$411,443
Termination due to Retirement
Pro-rated annual incentive
compensation (b)	$2,454,338	$1,143,428	$831,878	$729,249	$411,443
Welfare benefit continuation	-	-	-	-	-
Total	$2,454,338	$1,143,428	$831,878	$729,249	$411,443
Change in Control with No Termination
Annual incentive compensation
payment (b)	$2,454,338	$1,143,428	$831,878	$729,249	$411,443
Distribution of Performance awards (i)	4,051,032	1,229,264	919,285	626,349	519,827
280G Gross-up payment (e)	-	-	-	-	-
Total	$6,505,370	$2,372,692	$1,751,163	$1,355,598	$931,270
Qualifying Termination following or in
connection with a Change in Control
Severance payment (f)	$11,380,014	$5,659,284	$2,759,256	$2,450,498	$1,490,386
Annual incentive compensation
payment (b)	2,454,338	1,143,428	831,878	729,249	411,443
Welfare benefit continuation and
perquisite continuation and
outplacement assistance (g)	727,468	344,089	306,724	246,814	112,570
Company contribution to deferred
compensation plans (h)	3,335,196	1,483,155	771,438	714,286	339,894
Accelerated vesting of stock options (d)	8,247,587	3,393,007	3,064,581	1,928,818	1,560,721
Distribution of performance awards (i)	4,051,032	1,229,264	919,285	626,349	519,827
280G Gross-up payment (e)	-	-	326,385	-	-
Total	$30,195,635	$13,252,227	$8,979,547	$6,696,014	$4,434,841

(a)
The amounts shown are based on the following base salaries as of December 31, 2020: for Mr. McNamara, $1,339,000; for Mr. Williams, $743,000; for Mr. Westfall, $547,750; for Mr. Lee, $496,000; and for Mr. Witzeman, $333,750.  The severance payment is a lump-sum payment equal to: for Mr. McNamara, five times his base salary; for Mr. Williams, two and a half times his base salary; and for each of Messrs. Lee, Westfall and Witzeman, one and a half times base salary.

(b)	The pro-rated annual incentive compensation is based on the average of the prior three years annual incentive compensation (2018, 2019 and 2020).
(c)
The amounts shown consist of, for the period specified in the employment agreements of Messrs. McNamara and Williams, or, for Messrs. Lee, Westfall and Witzeman, in the Senior Executive Severance Policy, the continued provision of welfare benefits under the Company’s welfare benefit plans.  With respect to these benefits, the amounts shown have been calculated based upon the current premiums paid by the Company for such benefits.

(d)
The value of each stock option award subject to acceleration was determined by multiplying the number of stock option awards by the excess, if any, of $532.61 (the closing price of one share of Capital Stock on December 31, 2020) over the exercise price of such stock option awards.

(e)
The amount of the excise taxes imposed pursuant to Section 4999 of the Code was determined by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to the applicable named executive officer upon the triggering event.  The excess parachute payment was determined in accordance with the provisions of Section 280G of the Code.  The amount of the gross-up payment to make each named executive officer whole on an after-tax basis for the excise taxes imposed under Section 4999 of the Code was determined assuming a federal tax rate of 37% and 5.0% state tax rate for each named executive officer .

(f)
The severance payment is equal to: for each of Messrs. McNamara and Williams, three times the sum of his current base salary and average annual incentive compensation for the 2018, 2019 and 2020 fiscal years as shown in footnote (a); for each of Messrs. Lee, Westfall and Witzeman, two times the sum of current base salary and average annual incentive compensation for the 2018, 2019 and 2020 fiscal years as shown in footnote (a).

(g)
The amounts shown assume that Messrs. McNamara and Williams elect to receive their severance benefits under the Change in Control Plan, which will result in each receiving greater benefits than he would be entitled to receive under his employment agreement.  Accordingly, the amounts shown consist of, for the period specified in the Change in Control Plan, (i) the continued provision of the perquisites (if any) listed in the All Other Compensation Table at 2020 levels, (ii) the continued provision of benefits under the Company’s welfare benefit plans, and (iii) outplacement assistance.  With respect to the continued provision of benefits under the Company’s welfare benefit plans, the amounts shown have been calculated based upon the current premiums paid by the Company for such benefits.

(h)
The amounts shown equal the amount of Company contributions that would have been made on the executive’s behalf in the Company’s qualified and non-qualified defined contribution plans had the executive continued participation in such plans, at the level in effect on December 31, 2020, for a three-year period following a Qualifying Termination for Messrs. McNamara and Williams, and a two-year period following a Qualifying Termination for Messrs. Lee, Westfall and Witzeman.

(i)	The amounts shown are the December 31, 2020 market value of the performance share units granted on February 22, 2019 and February 21, 2020 at target levels.
(j)
Payouts for performance share units are forfeited in the event of a termination other than for death, disability, or retirement other than in connection with a change in control.  In the case of a termination for death, disability, or retirement, the event does not change any of the original payment terms of the awards.

Termination Without Cause Prior to and Not in Connection With a Change in Control of the Company; Termination Due to Death, Disability or Retirement

Employment Agreements

The Company has entered into employment agreements with each of Messrs. McNamara and Williams.  Pursuant to the terms of these agreements, each would be entitled to cash severance benefits if his employment was terminated without cause or due to termination of his employment by reason of his death, disability or retirement.

For a termination without cause, Mr. McNamara would be entitled to a lump-sum payment equal to five times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years, and Mr. Williams would be entitled to a lump-sum payment equal to two and a half times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years.  Mr. McNamara would also be entitled to continue to participate in the Company’s welfare benefit plans for 24 months following termination at the then-current rate of contribution.  Mr. Williams would be entitled to continue to participate in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution.  Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and, for Mr. McNamara, two-year non-compete and non-solicitation covenants and, for Mr. Williams, one-year non-compete and non-solicitation covenants.

The definition of “cause” pursuant to the employment agreements is (a) the willful and repeated failure of the executive to substantially perform his duties, other than a failure resulting from physical or mental illness; (b) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company; or (c) the executive’s engagement in willful gross misconduct or gross negligence in connection with his employment.

For a termination due to death, disability or retirement, each of Messrs. McNamara and Williams would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years.  Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

If the payments set forth above were subject to the excise taxes imposed by Section 409A of the Code, Messrs. McNamara and Williams would be entitled to a gross-up payment.  For purposes of the quantification of possible payments due to Messrs. McNamara and Williams in each of the scenarios set forth in the table above, it is assumed that no excise taxes pursuant to Section 409A of the Code would be imposed.  As such, the amounts in the table under the heading “Qualifying Termination following or in connection with a Change in Control” do not reflect a gross-up payment with respect to any excise tax pursuant to Section 409A of the Code.

Senior Executive Severance Policy

The Senior Executive Severance Policy, described in more detail in the Compensation Discussion and Analysis above, provides cash severance benefits to participants upon a termination without cause or due to death, disability or retirement.  The Senior Executive Severance Policy covers a group of senior level employees, including Messrs. Lee, Westfall and Witzeman.  Messrs. McNamara and Williams are not covered by this policy.

For a termination without cause, each of Messrs. Lee, Westfall and Witzeman would be entitled to a lump-sum payment equal to one and a half times his or her then-current base salary plus a pro-rated portion of his or her average annual incentive compensation for the then-past three full fiscal years.  Messrs. Lee, Westfall and Witzeman would also be entitled to continue to participate in the Company’s welfare benefit plans for one year following termination of employment at the then-current rate of contribution.  The definition of “cause” under the Senior Executive Severance Policy is identical to the definition of cause under the employment agreements described above.

For a termination due to death, disability or retirement, each of Messrs. Lee, Westfall and Witzeman would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his or her annual incentive compensation for the then-past three full fiscal years.

If the payments set forth above were subject to the excise taxes imposed by Section 409A of the Code, Messrs. Lee, Westfall and Witzeman, but not any personnel added as plan participants after August 2018, would be entitled to a gross-up payment.  For purposes of the quantification of possible payments due to Messrs. Lee, Westfall and Witzeman upon termination under the Senior Executive Severance Policy in each of the scenarios set forth in the table above, it is assumed that no excise taxes pursuant to Section 409A of the Code would be imposed.  As such, the amounts in the table under the heading “Summary of Payouts Under Contract/Severance/Control Agreements” do not reflect a gross-up payment with respect to any such excise tax pursuant to Section 409A of the Code.

Severance payments and benefits under the Senior Executive Severance Policy are conditioned upon execution of a general release of claims in favor of the Company.  Additionally, for a termination without cause or due to disability or retirement, such severance payments and benefits are conditioned upon nondisclosure and one-year non-compete and non-solicitation covenants.

Equity Compensation Plans

Pursuant to the Stock Incentive Plans, performance share units are forfeited on termination of employment prior to their settlement dates, unless termination is upon death, disability or retirement, then they vest pro rata.  Vested stock option awards granted under the Stock Incentive Plans remain exercisable for three months following termination of the holder’s employment, if the Compensation Committee so specifically consents, except for termination due to death, incapacity or retirement, in which case vested stock option awards remain exercisable for 15 months following termination and unvested options continue to vest for 3 months upon retirement.  For a description of the treatment of outstanding unvested stock option awards and performance share units upon a change in control of the Company, see the narrative under the heading “Potential Payment to Executives Upon Termination or Change in Control -- Change in Control of the Company” preceding.

Change in Control of the Company

Change in Control Plan

The Change in Control Plan, described in additional detail in the Compensation Discussion and Analysis, covers 20 officers of the Company, including the named executive officers.  However, in the event of a change in control of the Company, Messrs. McNamara and Williams would not receive benefits under both their employment agreements and the Change in Control Plan, and the participants in the Senior Executive Severance Policy would not receive benefits under both the Senior Executive Severance Policy and the Change in Control Plan.

Under the Change in Control Plan, a change in control of the Company means, in general, the occurrence of any one of the following events: (a) certain acquisitions by a third party of at least 30% of the then-outstanding Capital Stock; (b) individuals who constituted the Board of Directors when the plan became effective (the “Incumbent Board”) cease to constitute at least a majority of the Board (provided that the Incumbent Board will be deemed to include any director (other than one elected in certain contested solicitations) whose election, or nomination by the stockholders for election, to the Board was approved by a majority of the Board members then comprising the Incumbent Board); (c) consummation of certain mergers, consolidations and similar transactions involving the Company unless the Company is the surviving entity and no person holds 30% or more of the then-outstanding Capital Stock (except to the extent such ownership existed prior to the transaction) and individuals who were members of the Incumbent Board constitute at least a majority of the Board following such transaction; (d) approval by the Company’s stockholders of a plan for the complete liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets; or (e) any other transaction that the Compensation Committee or such other committee as determined by the Board deems to be a change in control.

The Change in Control Plan provides for severance payments and benefits in the event of a change in control of the Company followed within two years by an executive’s termination of employment either without cause or for good reason (“double trigger”).  Payments under the Change in Control Plan are triggered by (a) termination of employment by the Company without cause or (b) termination of employment by the employee within 90 days of an event giving him or her good reason to so terminate (such termination without cause or for good reason, a “Qualifying Termination”).  The definition of cause is identical to the definition of cause in the employment agreements discussed above.  Good reason consists of a material reduction in the nature and scope of the participant’s responsibilities, authority or duties; a reduction in the participant’s base salary below the participant’s highest base salary during the 120-day period prior to or any time following a change in control, annual incentive compensation below the participant’s average annual incentive compensation for the then-past three full fiscal years prior to the change in control, equity-based compensation below that received during the 120-day period prior to the change in control or in the aggregate level of employee benefits; a relocation of the participant’s principal work location by more than 50 miles; or notice of the Company’s intention to cancel or not renew his employment agreement.

Upon a Qualifying Termination, Messrs. McNamara and Williams would receive a payment equal to three times, and Messrs. Lee, Westfall and Witzeman would receive a payment equal to two times, the sum of (a) such named executive officer’s highest base salary during the 120-day period prior to or any time following the change in control and (b) the average of such named executive officer’s annual incentive compensation for the then-past three full fiscal years prior to the change in control, all paid in cash in a lump-sum within 10 days following termination.  If the Qualifying Termination were to take place in a fiscal year other than the fiscal year during which the change in control occurred, each named executive officer would also receive a pro-rated portion of his three-year average annual incentive compensation.

Upon a Qualifying Termination, participants would also be entitled to receive benefits under the Company’s welfare benefit plans and perquisites for a period of three years (for Messrs. McNamara and Williams) or two years (for Messrs. Lee, Westfall and Witzeman), and outplacement assistance up to $25,000.  Such perquisites would be provided at a level comparable to the level of perquisites received immediately prior to the Qualifying Termination or the change in control, whichever would be more favorable to the participant.  If the employee becomes re-employed during the applicable two-year or three-year period and is eligible to receive comparable benefits from his new employer, the benefits provided by the Company under its welfare benefit plans are secondary to those provided by the new employer.

Within 10 days of a Qualifying Termination, a participant would also be entitled to receive a lump-sum cash payment in the amount of employer contributions to the participant’s account in the Company’s qualified and non-qualified defined contribution plans, assuming the participant’s participation in the plans had continued on the same basis as immediately prior to the termination for the applicable three-year period (for Messrs. McNamara and Williams) or two-year period (for Messrs. Lee, Westfall and Witzeman).

Regardless of whether a participant is terminated and in addition to the severance benefits set forth above, upon a change in control, each participant in the Change in Control Plan would receive, within 10 days following the change in control, a lump-sum payment equal to the average of the participant’s annual incentive compensation for the then-past three full fiscal years.  The payments described in this paragraph are referred to as “single-trigger” payments.

All payments under the Change in Control Plan are conditioned on execution of a general release of claims in favor of the Company.  If payments under the Change in Control Plan were subject to taxes imposed by Sections 4999 or 409A of the Code, certain participants would be entitled to a gross-up payment.  For purposes of the quantification of possible payments due to the named executive officers pursuant to the Change in Control Plan, it is assumed that no excise tax pursuant to Section 409A of the Code would be imposed.  Following amendment of this plan in August 2018, newly added participants are not eligible for such payments.  As such, the amounts in the table under the heading “Qualifying Termination following or in connection with a Change in Control” do not reflect a gross-up payment with respect to any excise taxes pursuant to Section 409A of the Code.   The amount of gross-up payments to which the named executive officers would be entitled with respect to tax imposed by Section 4999 of the Code are set forth in the table above, under the heading “Qualifying Termination following or in connection with a Change in Control”, and the assumptions used in determining the amounts are set forth in footnote (f) of such table.

Equity Compensation Plans

Pursuant to the Stock Incentive Plans, upon a change in control of the Company, all outstanding unvested stock options granted prior to 2013 would become fully vested.  For stock options granted in 2013 and thereafter and for performance share units, a ”double trigger” of employment termination without cause or for good reason is required for vesting.  Under the Stock Incentive Plans, a change in control of the Company means, in general, the occurrence of any one of the following events: (a) certain acquisitions by a third party of at least 30% of the then-outstanding Capital Stock; (b) the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which 20% or more of the shares of Capital Stock have been purchased; (c) merger or consolidation in which the Company is not the surviving corporation, a plan for the liquidation of the Company or an agreement for the sale or other disposition of all or substantially all of the Company’s assets; or (d) during any period of two consecutive years, individuals who constitute the Board of Directors at the beginning of such period cease to constitute at least a majority of the Board (provided that the Board at the beginning of such period shall be deemed to include any director whose nomination for election was approved by at least one-half of the persons who were directors (or deemed to be directors) at the beginning of the two-year period).

Deferred Compensation Plans

Upon a termination for any reason, each of Messrs. McNamara, Williams, Westfall and Witzeman would be entitled to the aggregate balance in his or her account in the Excess Benefit Plan, and Mr. Lee would be entitled to the aggregate balance in his account in the Deferred Compensation Plan.  Each of the participating named executive officers would also be entitled to the aggregate balance in his account in the Supplemental Pension Plan.  The aggregate balances in these accounts for each named executive officer are set forth in the Non-Qualified Deferred Compensation Table above.

Executive Pay Ratio

The compensation of our Chief Executive Officer in 2020 was approximately 257 times the median pay of our full-time, seasonal, and part-time employees.

We identified the median employee by including all W-2 employees as of December 31, 2020.  Of the 15,295 total employees of Chemed and its subsidiaries during 2020, 2,525 were part-time or seasonal.

We annualized such earnings for full-time employees who started work on or after January 1, 2020.  We then used the data to identify the median employee.

For computing the ratio, we calculated such employee’s total annual compensation, including:

a.	Salary or hourly pay, as applicable
b.	Overtime or premium pay, if applicable
c.	Bonuses and commissions, if applicable
d.	Company contributions to 401K plans, and
e.	Company cost of term life insurance

We calculated the reasonable estimate pay ratio by comparing our Chief Executive Officer’s compensation pursuant to Item 402(c)(2)(x), as detailed in the Summary Compensation Table.  We divided this by the median employee’s total annual compensation.  The ratio is $11,958,423 divided by $46,530 = 257 to 1.

TRANSACTIONS WITH RELATED PERSONS

Ms. Laney receives $24,000 per year as chairperson of the Chemed Foundation, a charitable organization affiliated with the Company.

The Company engages Dinsmore & Shohl, LLP for a variety of legal services.  The husband of Ms. Dallob, the Company’s former Chief Legal Officer who retired during 2020, is a partner at the firm, but does not receive any direct compensation from fees paid by the Company to the firm.  The Company paid the firm fees of approximately $217,000 for legal services during the fiscal year ended December 31, 2020.

A son of Mr. McNamara, the Company’s Chief Executive Officer, began employment with Chemed in November of 2018, after previously serving as Director of Innovation and Development at Vitas.  His salary for 2020 plus his bonus for 2020 paid in 2021 was $352,366.  He also received stock options commensurate with his level of responsibilities.  His compensation package was established by the Company in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

This table sets forth information as of December 31, 2020, with respect to the only persons known to us to beneficially own more than 5% of the outstanding Capital Stock:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355 BlackRock, Inc. 55 E. 52nd Street New York, NY 10055	1,819,635 shares (b) 1,463,600 shares (d)	11.41% (c) 9.2% (e)

(a)	For purposes of calculating Percent of Class, all shares of Capital Stock subject to stock option awards which were exercisable within 60 days of December 31, 2020, were assumed to have been issued.
(b)	Sole voting power, 0 shares; shared voting power, 13,679 shares; sole dispositive power, 1,793,295 shares; shared dispositive power, 26,340 shares.
(c)	Information is based on a Schedule 13G filed with the SEC on February 10, 2021.
(d)	Sole voting power, 1,411,271 shares; sole dispositive power, 1,463,600 shares.
(e)	Information is based on a Schedule 13G filed with the SEC on January 29, 2021.

This table shows the shares of Capital Stock beneficially owned by all nominees and directors of the Company, the current executive officers named in the Summary Compensation Table, the Company’s directors and executive officers, and the Chemed Foundation as a group as of December 31, 2020:

(table on next page)

CAPITAL STOCK
(Number of shares/options)
	Amount and Nature of Beneficial Ownership
			Trusteeships
	Direct and	Options	and Family		Percent of
Owner	Thrift Plan (a)	Exercisable (b)	Holdings (c )	Total	Class (d)
Kevin J. McNamara	132,992	64,566	-	197,558	1.20%

Ron DeLyons	279	-	-	279	-

Joel F. Gemunder	22,235	-	-	22,235	-

Patrick P. Grace	3,279	-	-	3,279	-

Christopher J. Heaney	1,002	-	-	1,002	-

Thomas C. Hutton	38,505	10,566	49,216	98,287	-

Spencer S. Lee	25,938	30,333	-	56,271	-

Andrea R. Lindell	5,446	-	-	5,446	-

Thomas P. Rice	5,759	-	-	5,759	-

Donald E. Saunders	6,226	-	-	6,226	-

George J Walsh III	3,158	-	-	3,158	-

Nicholas M. Westfall	6,268	25,739	-	32,007	-

David P. Williams	21,636	69,750	-	91,386	-

Michael D. Witzeman	2,950	6,933	-	9,883	-

Chemed Foundation	-	-	74,236	74,236	-

Total as a group	275,673	207,887	123,452	607,012	3.69%

(a)
Such securities include shares of Capital Stock allocated as of December 31, 2020, to the account of each named person or member of the group under the Retirement Plan or, with respect to Mr. Gemunder, allocated to his account as of December 31, 2016, under the Omnicare Employees’ Savings and Investment Plan (the “Omnicare Savings Plan”).  No such shares are pledged.

(b)
“Option” refers to shares of Capital Stock which the named person or group has a right to acquire within 60 days from December 31, 2020.  Except as otherwise disclosed in this Proxy Statement, each director, director nominee and executive officer has sole voting and investment power over the shares of Capital Stock shown as beneficially owned.

(c)	Mr. Hutton is a trustee of several trusts and private foundations which hold in the aggregate, 49,216 shares of Capital Stock over which the trustee has shared voting and investment power. Messrs. McNamara and Hutton and Ms. Laney are trustees of the Chemed Foundation, which holds 74,236 shares of Capital Stock over which the trustees share both voting and investment power. This number is included in the total number of “Trustee” shares held by the Directors and Executive Officers as a Group but is not reflected in the respective holdings of the individual trustees.
(d)	Percent of Class includes Direct, Option and Trustee shares where indicated. For purposes of determining the Percent of Class, all shares of Capital Stock subject to stock option awards which were exercisable within 60 days from December 31, 2020, were assumed to have been issued. Percent of Class under 1.0% is not shown. Shares of Capital Stock over which more than one individual holds beneficial ownership have been counted only once in calculating the aggregate number of shares of Capital Stock owned by Directors and Executive Officers as a Group.

Delinquent Section 16(a) Reports

During 2020, all reports for the Company’s executive officers, directors and beneficial owners of more than 10% of the outstanding shares of Capital Stock required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, with the exception of Mr. Saunders, who filed a Form 4 eight days late, reporting a sale of Capital Stock totaling $268,490.

Clawback Policy

The Compensation Committee will review all performance-based compensation awarded to or earned by officers subject to Section 16(b) of the Securities Exchange Act of 1934 during the three-year period prior to any restatement of the Company’s financial results, if the Compensation Committee determines such officer engaged in intentional or unlawful misconduct which materially contributed to the need for such restatement.  If the Compensation Committee determines the amount of such performance-based compensation would have been lower if calculated on the restated financials, the Compensation Committee may seek to recover the excess amount.

Anti-Hedging Policy

The Company does not permit its officers or directors to indirectly or directly hedge any shares of Capital Stock.  Additionally, the Company’s Policy on Business Ethics, applicable to all employees, identifies trading in the Company’s securities for quick profits or speculation as an impermissible conflict of interest and further discourages any short-term trading, as such trading creates pressures inconsistent with the required impartial exercise of judgment on the Company’s behalf.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for 2021.  This firm has acted as independent accountants for the Company and its consolidated subsidiaries since 1971.  This long-term relationship benefits the Company through the accounting firm’s substantial working knowledge of the Company and its operations.  Although the submission of this matter to the stockholders is not required by law or by the bylaws of the Company, the selection of PricewaterhouseCoopers LLP will be submitted for ratification at the Annual Meeting.  The affirmative vote of the majority of the shares represented at the meeting, with abstentions having the effect of negative votes, will be necessary to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for 2021.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.  The Board unanimously recommends that you vote FOR the ratification of the Audit Committee’s selection of independent accountants.   If the selection is not ratified at the meeting, the Audit Committee will reconsider its selection of independent accountants.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring:

●	The integrity of the Company’s financial statements.

●	Compliance by the Company with legal and regulatory requirements.

●	The independence and performance of the Company’s internal and external auditors.

During 2000, the Audit Committee developed a charter for the Committee, which was approved by the full Board of Directors on May 15, 2000.  The charter was most recently amended on July 23, 2015.  A copy of the charter is available on the Company’s Web site, www.chemed.com.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process.  The Company’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s report on internal control over financial reporting with the Company’s management.

2.	The Audit Committee has discussed with the independent accountants the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3.
The Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountants’ independence.

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

The undersigned members of the Audit Committee have submitted this Report.

Patrick P. Grace, Chairman
Ron DeLyons
Thomas P. Rice
Donald E. Saunders

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Audit Fees

PricewaterhouseCoopers LLP billed the Company $2,297,000 for 2019 and $2,165,000 for 2020.  The fees and related expenses were for professional services rendered for the integrated audit of the Company’s annual financial statements and of its internal controls over financial reporting, review of the financial statements included in the Company’s Forms 10-Q and review of documents filed with the SEC.

Audit-Related Fees

PricewaterhouseCoopers LLP billed the Company $148,000 and $150,000 for 2019 and 2020, respectively, for audit-related services.  These services were related primarily to the audit of one of Vitas’ Florida subsidiaries.

Tax Fees

No such services were rendered during 2019 or 2020.

All Other Fees

No such services were rendered during 2019 or 2020.

The Audit Committee has adopted a policy which requires the Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence.  The Audit Committee pre-approved all of the audit and non-audit services rendered by PricewaterhouseCoopers LLP as listed above.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is submitting this Say On Pay proposal pursuant to Section 14A of the Securities Exchange Act of 1934, which allows our stockholders to cast a non-binding vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this Proxy Statement.

In deciding how to vote on this proposal, the Board urges you to carefully consider the actions taken related to the Company’s executive compensation practices in response to stockholder input, more fully described in the Compensation Discussion and Analysis.  We encourage stockholders to review the Compensation Disclosure and Analysis above.  Our creation of value over time is due to the efforts of our talented and committed executives.  As discussed above in Compensation Discussion and Analysis, the Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our executive officers with those of our stockholders.  Our Board also believes that our executive compensation program provides our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance.  For 2020, about 77.4 percent of our President and Chief Executive Officer’s actual total direct compensation was performance-based, while the average for the other named executive officers was about 73.6 percent.  “Performance-based” compensation includes non equity incentive awards, option awards, and performance share units.  These incentive plans are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed above in Compensation Risk.  Our stockholders voted 95.76% in favor of executive compensation in 2020.

We believe our executive compensation program is intended to achieve the objective of aligning executives’ interests with those of stockholders.  It rewards executives for long-term growth in the value of Capital Stock through encouraging them to hold a significant amount of the Company’s equity; paying for performance through both cash and equity-based incentives that, in turn, provide greater rewards for stronger performance of the Company as a whole and the Company’s business units; paying competitively in order to attract and retain senior executives; and creating incentives to maximize the long-term growth of the Company’s business.  The weighting of incentive compensation toward long-term awards discourages short term risk taking.  Rolling performance targets also discourage such behavior.  Further, the Company’s Stock Ownership Guidelines discourage such behavior by aligning employees’ interests with those of stockholders.

The elements of the Company’s compensation program include base salary, annual cash incentive compensation and long-term incentive compensation in the forms of stock option awards and performance share units.  Each salary, annual cash incentive compensation and pension and welfare benefits plan amount is established by the non-employee members of the Board of Directors based upon levels that the Compensation Committee and such Board members determine are competitive and are intended to reward for current and past performance, while longer-term incentives such as stock option awards and performance share units, are intended to create incentive for future growth.

In 2011 and 2017 stockholders voted to conduct an advisory vote on executive compensation every year.  The Board has adopted this frequency.

The Board endorses the Company’s executive compensation program and recommends stockholders vote in favor of the following resolution:

“RESOLVED, that compensation paid to the Company’s executive officers as disclosed pursuant to Item 402 of Regulation S-K described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis, Compensation tables and narrative discussion contained in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal.  The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote FOR the approval of the Company’s executive compensation.

STOCKHOLDER PROPOSAL 4 – ADOPT PROPOSAL THAT WON OUR 48% SUPPORT
 IN 2020 - POLITICAL SPENDING DISCLOSURE

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified the Company that he beneficially owns at least 40 shares of Capital Stock and intends to present the following proposal for action at the Annual Meeting.

“Resolved, that the shareholders of Chemed Corporation (“Chemed” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.  The identity of the recipient as well as the amount paid to each; and
b.  The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.  This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of Chemed, we support transparency and accountability in corporate electoral spending.  This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders.  The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.  This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Chemed publicly discloses a policy on corporate political spending, but this is deficient because the company does not disclose any election-related spending from corporate funds.

Relying on publicly available data does not provide a complete picture of the Company’s electoral spending.  For example, the Company’s payments to trade associations or other tax-exempt “dark money” groups that may be used for election-related activities are undisclosed and unknown.  This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes.  This would bring our Company in line with a growing number of leading companies, including Walgreens Boots Alliance and CVS Health, which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections.

Please vote for this important corporate governance advancement:
Adopt Proposal that Won our 48% Support in 2020 –
Political Spending Disclosure – Proposal 4”

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors has carefully considered this proposal and determined that it is not in the best interests of the Company or its stockholders.  Our position was supported by our stockholders who defeated an almost identical proposal at the Company’s annual meeting in both 2019 and 2020.  The Board of Directors unanimously recommends a vote against this proposal for the following reasons:

The Company already makes its political contribution policy public, and its political contributions and other activities are undertaken pursuant to transparent policies and comply with all applicable laws and regulations.

With respect to the first request in the stockholder’s proposal, the Company’s Policies on Political Activities (the “Policies”) are already public and are posted on our website at http://ir.chemed.com under “Corporate Governance”.

We believe it is important to participate in the political process to further the best interests of our stockholders and create long-term stockholder value.  The Company operates in regulated industries, and the Company’s operations can be significantly affected by the actions of elected officials.  The Company strives to maintain high ethical standards in all of its endeavors and our approach to political engagement is guided by this fundamental belief.  As with our business activities, the Company is committed to complying with all laws and regulations applicable to our political participation activities.

In the interest of transparency, the Policies set forth the criteria considered by the Company in determining which candidates (or political action committees (“PACs”) whose purpose is to elect state and local candidates) to support with a contribution.  Among other factors, the Company carefully considers each candidate’s individual qualifications and positions on issues relevant to the Company, as well as the nature and strength of the candidate’s opposition and the other sources of financial support available to the candidate before contributing any of the Company’s funds or time to a candidate or campaign.

The Company’s political contributions and other activities are limited in scope and subject to a consultation and pre-approval process.

We believe it is important for the Company to be engaged in the policymaking process by supporting public officials who understand our views on various issues significant to our industries in general, and our business operations in particular.  While the politically-related amount we spend annually is a very small portion of our total annual expenses, we nonetheless have a rigorous framework for our participation in political activity.  Under the Policies, all state and local political contributions, requests for candidate fund raising and other politically-related requests, lobbying-related activities and government contacts, contributions to political parties and participation in party conventions require consultation with the Vitas Development and Public Affairs executive and/or prior approval of the Chief Executive Officer of Vitas or the Chief Executive Officer of the Company.  In addition, the Nominating Committee of the Board of Directors is tasked with oversight of the Policies and the Company’s political contributions.

The Company may participate in trade or industry associations, including through the payment of annual dues, for their expertise and insights on issues important to the industries we operate in.  We do not join trade associations for their political activity, nor do we control their political activity in any way.  At times, these associations may take political positions, and we may disagree with those positions.  As such, additional burdensome disclosure regarding specific payments made to these associations would not provide any meaningful additional information to stockholders and requiring the Company to disclose payments made to these associations is potentially misleading because it is not necessarily indicative of our position on any particular issue, politically or otherwise.  Moreover, under the Internal Revenue Code, the extent to which trade associations engage in political activities is already required to be disclosed by the associations, although disclosure of memberships or of dues paid by members is not required.  Further, the Board of Directors believes that the disclosure of such information could be used by special interest groups to pressure the Company to oppose actions taken by these organizations or to stop supporting positions or initiatives that are in the best interests of the Company and its stockholders, employees and customers, and such efforts could be counter to the Company’s best interests by diverting management’s focus away from the operation of our business.

In the interest of accountability, the Company further limits the scope of its political contributions and other activities by not engaging in political activities to the full extent permitted by applicable law.  Under the Policies, the Company does not contribute corporate funds to federal candidates or to PACs that support federal candidates nor does it have, or plan to have, a company-sponsored PAC.  The Company also does not expend any funds to directly support or defeat a candidate, without collaboration of the candidate, even if such expenditures are lawful.

We have strong governance practices and accountability in corporate spending on political activities, and maintain a level of transparency that we believe allows stockholders to have the information they need to make informed decisions.  This proposal is unnecessary to achieve these objectives.

In the current political climate, specific unilateral disclosure of political spending could hurt the Company.

The requested additional disclosure could place the Company at a competitive disadvantage by revealing strategies and priorities designed to protect the economic future of the Company and its stockholders while other similar companies may not be subject to the same required disclosure.  Any unilateral expanded disclosure could benefit the strategies and priorities of parties with interests adverse to the Company, while harming the interests of the Company and its stockholders.  The Board of Directors believes any reporting requirements that go beyond those required under existing law should be applicable to all participants in the political process, rather than to the Company alone (as the proponent requests).

Additionally, this stockholder proposal is unreasonably broad and burdensome.  The required disclosure under this proposal could arguably apply to expenditures not directly related to intervention in a political campaign or the political process.  The vagueness of the proposal would, if adopted, create significant compliance uncertainty as well as significant administrative costs and burdens.  We believe that our resources would be better utilized in focusing on generating value for our stockholders through the operation of our business.

Given the transparency and effectiveness of the existing Policies and potential competitive harm from additional disclosure, the Board of Directors believes that spending further corporate funds to prepare the report requested by the proposal would not be a productive use of the Company’s time and resources and would be without a corresponding benefit to its stockholders.

The Board of Directors Unanimously Recommends a Vote AGAINST Proposal “4”.

STOCKHOLDER PROPOSALS

Any stockholder proposals for the 2022 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company by December 10, 2021 to be eligible for inclusion in the Company’s proxy statement and accompanying proxy for such meeting, unless the date of the 2022 Annual Meeting of Stockholders is changed by more than 30 days from May 17, 2022, in which case such proposal must be received a reasonable time before the Company begins to print and send its proxy materials for such meeting.  If a stockholder intends to bring a matter before the 2022 Annual Meeting of Stockholders other than by submitting a proposal for inclusion in the Company’s proxy materials for such meeting he or she must provide notice of the proposal to the Company’s Secretary at our principal executive offices no earlier than January 17, 2022, and not later than February 16, 2022, for such notice to be considered timely.  If the date of the 2022 meeting is advanced by more than 30 days, or delayed by more than 90 days from May 17, 2022, such proposal must be received not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such meeting, or, if the first public announcement of such meeting is less than 100 days prior to it, the 10th day following the day the Company made such public announcement.  In the case of untimely notice of a proposal, persons named in the proxies solicited by the Company for the 2022 Annual Meeting of Stockholders (or their substitutes) will be allowed to use their discretionary voting authority when the proposal is raised at the meeting without any discussion of the proposal in its proxy materials.

If a stockholder intends to propose a ‘proxy access’ nominee pursuant to Section 1.11 of the Company’s bylaws, he or she must provide notice of the proposal to the Company’s Secretary at the Company’s principal executive offices no earlier than November 10, 2021 and not later than December 10, 2021, for such notice to be considered timely.  The proxy access provisions of the Company’s bylaws permit an eligible stockholder (or a group of no more than 20 eligible stockholders) owning 3% or more of the Company’s common stock continuously for at least three years to nominate director candidates representing up to two or 20% of the Board (whichever is greater), and, upon the eligible stockholder’s satisfaction of certain conditions as outlined in the Company’s bylaws, require the Company to include such nominees in the Company’s proxy statement and proxy card for the annual meeting of stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING

The Proxy Statement and the Company’s 2020 Annual Report are available on the Company’s Web site at ir.chemed.com.

Information on how to obtain directions to be able to attend the virtual meeting and vote during the meeting are available by contacting:

Innisfree M&A Incorporated
Stockholders Toll-Free:  (877) 800-5194
Banks and Brokers:  (212) 750-5833

—or—

You may write to us at:

Chemed Corporation
Investor Relations
Suite 2600
255 East Fifth Street
Cincinnati, Ohio 45202-4726

The Company makes available, free of charge on its Web site, the Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after these documents are electronically filed with, or furnished to, the SEC.  These documents are posted on the Web site at www.chemed.com.  Select the “SEC Filings” link.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC (without exhibits) will also be made available to stockholders without charge upon written request to Chemed Investor Relations, Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.

DUPLICATE
ANNUAL REPORT AND PROXY STATEMENT

If you are a stockholder of record and share an address with another stockholder and have received only one copy of the Company’s 2020 Annual Report or Proxy Statement, the Company undertakes to promptly deliver upon written or oral request a separate copy of these materials at no cost to you.  In addition, if you are a stockholder of record and share an address with another stockholder and have received multiple copies of the Company’s 2020 Annual Report or Proxy Statement, you may write or call the Company to request delivery of a single copy of such materials in the future.  You may write to the Company at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726, Attn: Investor Relations, or call 1-800-2CHEMED or 1-800-224-3633.

OTHER MATTERS

As of the date of this Proxy Statement, management has not been notified of any stockholder proposals intended to be raised at the Annual Meeting outside of the Company’s proxy solicitation process nor does it know of any other matters which will be presented for consideration at the Annual Meeting.  However, if any other stockholder proposals or other business should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as is in accordance with their best judgment.

MISCELLANEOUS

The Company will pay all solicitation expenses in connection with this Proxy Statement and related Company proxy soliciting material, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Company’s solicitation of proxies.  Proxies are being solicited through the mail.  Certain executive officers and other employees of the Company, on behalf of the Company and without additional compensation, may also solicit proxies personally, by telephone, fax, email or other electronic means.

In addition, the Company has engaged Innisfree M&A Incorporated to assist it in connection with soliciting proxies for a fee estimated not to exceed $15,000, plus reasonable out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions.  The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

Brian C. Judkins
Secretary

April 9, 2021

CHEMED CORPORATION

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR all the Nominees Listed (Proposal 1), FOR Proposals 2 and 3, and AGAINST Proposal 4.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Kevin J. McNamara	☐	☐	☐	06 Thomas C. Hutton	☐	☐	☐
02 Ron DeLyons	☐	☐	☐	07 Andrea R. Lindell	☐	☐	☐
03 Joel F. Gemunder	☐	☐	☐	08 Thomas P. Rice	☐	☐	☐
04 Patrick P. Grace	☐	☐	☐	09 Donald E. Saunders	☐	☐	☐
05 Christopher J. Heaney	☐	☐	☐	10 George J. Walsh III	☐	☐	☐

Please fold here – Do not separate

2. Ratification of Audit Committee's selection of PricewaterhouseCoopers LLP as independent accountants for 2021. ☐ For ☐ Against ☐ Abstain

3. Advisory vote to approve executive compensation. ☐ For ☐ Against ☐ Abstain

The Board of Directors Recommends a vote AGAINST the following Proposal.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CHEMED CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Monday, May 17, 2021
11:00 a.m. Eastern Time

The meeting will be held exclusively virtually via webcast.
To register to attend, go to: register.proxypush.com/che

YOUR VOTE IS IMPORTANT! PLEASE VOTE TODAY!

CHEMED CORPORATION

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2021.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" the nominees listed in Proposal 1, "FOR" Proposals 2 and 3, and "AGAINST" Proposal 4.

By signing the proxy, you revoke all prior proxies and appoint K. J. McNamara and G. J. Walsh III, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

This proxy also provides confidential voting instructions for shares of Chemed Corporation Capital Stock held by Merrill Lynch Trust Company, Trustee of Chemed/Roto-Rooter Savings and Retirement Plan ("Plan"), for the benefit of the undersigned and directs such Trustee to vote as designated on the reverse side of this card. The Trustee will vote all non-vested shares in the same proportion the vested shares have been voted. Additionally, any vested shares for which no voting instructions have been received will be voted in the same proportion as total voted vested shares. **With respect to the Plan, the instructions by proxy card, telephone or Internet must be provided by 11:59 p.m., Central Time, on May 12, 2021.**

This proxy/confidential Plan voting instruction card is solicited jointly by the Board of Directors of Chemed Corporation ("Company") and the Trustee of the Plan, pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

The Company's proxy tabulator, Equiniti Shareowner Services, will report separately to the Company and to the Trustee as to proxies received and voting instructions provided. Individual Plan voting instructions will be kept confidential by the proxy tabulator and not provided to the Company.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE

www.proxypush.com/che

Use the Internet to vote your proxy before 11:59 p.m. Central Time on May 16, 2021.

NOTE TO PLAN PARTICIPANTS:
You may vote your proxy until 11:59 p.m. Central Time on May 12, 2021.

PHONE

1-866-883-3382

Use a touch-tone telephone to vote your proxy before 11:59 p.m. Central Time on May 16, 2021.

NOTE TO PLAN PARTICIPANTS:
You may vote your proxy until 11:59 p.m. Central Time on May 12, 2021.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 14, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.